Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

DATED APRIL 18, 2002

AMONG

SINCLAIR BROADCAST GROUP, INC.,

SINCLAIR COMMUNICATIONS, INC.,

SINCLAIR MEDIA II, INC. AND

SCI-INDIANA LICENSEE, LLC

as SELLERS,

AND

TRIBUNE BROADCASTING COMPANY

as BUYER

TABLE OF CONTENTS

SECTION 1: CERTAIN DEFINITIONS
1.1.	Terms Defined in this Section
1.1.	Terms Defined in this Section
1.2.	Terms Defined Elsewhere in this Agreement
1.3.	Rules of Construction
SECTION 2: EXCHANGE AND TRANSFER OF ASSETS; ASSET VALUE
2.1.	Agreement to Exchange and Transfer
2.2.	Excluded Assets
2.3.	Purchase Price
Prorations
Manner of Determining Adjustments
2.4.	Payment of Purchase Price
Payment of Estimated Purchase Price At Closing
Payments to Reflect Adjustments
2.5.	Assumption of Liabilities and Obligations
SECTION 3: REPRESENTATIONS AND WARRANTIES OF SELLERS
3.1.	Organization and Authority of Sellers
3.2.	Authorization and Binding Obligation
3.3.	Absence of Conflicting Agreements; Consents
3.4.	Governmental Licenses
3.5.	Real Property
3.6.	Tangible Personal Property
3.7.	Contracts
3.8.	Intangibles
3.9.	Title to Assets
3.10.	Financial Statements
3.11.	Taxes
3.12.	Insurance
3.13.	Reports
3.14.	Personnel and Employee Benefits
Employees and Compensation
Pension Plans
Welfare Plans
Benefit Arrangements
Multiemployer Pension Plans
Delivery of Copies of Relevant Documents and Other Information
Labor Relations
3.15.	Claims and Legal Actions
3.16.	Environmental Compliance
3.17.	Compliance with Laws
3.18.	Absence of Certain Changes or Events
3.19.	Broker
3.20.	Transactions with Affiliates

i

3.21.	Citizenship
SECTION 4: REPRESENTATIONS AND WARRANTIES OF BUYER
4.1.	Organization, Standing and Authority
4.2.	Authorization and Binding Obligation
4.3.	Absence of Conflicting Agreements and Required Consents
4.4.	Brokers
4.5.	Availability of Funds
4.6.	Qualifications of Buyer
4.7.	WARN Act
4.8.	Buyer’s Defined Contribution Plan
SECTION 5: OPERATION OF THE STATIONS PRIOR TO CLOSING
5.1.	Contracts
5.2.	Compensation
5.3.	Encumbrances
5.4.	Dispositions
5.5.	Access to Information
5.6.	Insurance
5.7.	Licenses
5.8.	Obligations
5.9.	No Inconsistent Action
5.10.	Maintenance of Assets
5.11.	Consents
5.12.	Books and Records
5.13.	Notification
5.14.	Financial Information
5.15.	Compliance with Laws
5.16.	Preservation of Business
5.17.	Normal Operations
SECTION 6: SPECIAL COVENANTS AND AGREEMENTS
6.1.	FCC Consent
6.2.	Hart-Scott-Rodino
6.3.	Risk of Loss
6.4.	Confidentiality
6.5.	Cooperation
6.6.	Control of the Station
6.7.	Accounts Receivable
6.8.	Tax-Free Exchange and Allocation of Purchase Price
6.9.	Access to Books and Records
6.10.	Employee Matters
6.11.	Public Announcements
6.12.	Disclosure Schedules
6.13.	Bulk Sales Law
6.14.	Adverse Developments
6.15.	Title Insurance

6.16.	Surveys
6.17.	Environmental Site Assessment
SECTION 7: CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS
7.1.	Conditions to Obligations of Buyer
Representations and Warranties
Covenants and Conditions
FCC Consent
Hart-Scott-Rodino
Governmental Authorizations
Deliveries
7.2.	Conditions to Obligations of Sellers
Representations and Warranties
(b) Covenants and Conditions
FCC Consent
Hart-Scott-Rodino
Deliveries
SECTION 8: CLOSING AND CLOSING DELIVERIES
8.1.	Closing
Closing Date
Closing Place
8.2.	Deliveries by Sellers
Conveyancing Documents
Officer’s Certificate
Secretary’s Certificate
Consents
Good Standing Certificates
Opinions of Counsel
FIRPTA Certificate
Other Documents
8.3.	Deliveries by Buyer
Closing Payment
Officer’s Certificate
Secretary’s Certificate
Assumption Agreements
Good Standing Certificates
Opinion of Counsel
Other Documents
SECTION 9: TERMINATION
9.1.	Termination by Mutual Consent
9.2.	Termination by Sellers
9.3.	Termination by Buyer
9.4.	Rights on Termination
9.5.	Liquidated Damages Not a Penalty
9.6.	Attorneys’ Fees

9.7.	Survival
SECTION 10: SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES
10.1.	Survival of Representations
10.2.	Indemnification by Sellers
10.3.	Indemnification by Buyer
10.4.	Procedure for Indemnification
10.5.	Certain Limitations
SECTION 11: MISCELLANEOUS
11.1.	Fees and Expenses
11.2.	Notices
11.3.	Benefit and Binding Effect
11.4.	Further Assurances
11.5.	GOVERNING LAW
11.6.	Entire Agreement
11.7.	Waiver of Compliance; Consents
11.8.	Headings
11.9.	Counterparts
11.10.	Specific Performance

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of April 18, 2002, among Sinclair Broadcast Group, Inc., a Maryland corporation (“Parent” and a “Seller”), Sinclair Communications, Inc., a Maryland corporation (“SCI” and a “Seller”), Sinclair Media II, Inc., a Maryland corporation and SCI-Indiana Licensee, LLC, a Maryland limited liability company (each a “Seller” and together with Parent and SCI, collectively, “Sellers”), and Tribune Broadcasting Company, a Delaware corporation (“Buyer”).

R E C I T A L S:

WHEREAS, Sellers own and operate television broadcast stations WTTV and WTTK in Indianapolis, Indiana  (each a “Station” and collectively the “Stations”) and own certain assets described in more detail in Section 2 of this Agreement used or useful in connection with the operation of the Stations;

WHEREAS, Parent and SCI directly or indirectly own all of the outstanding equity interests of the other Sellers; and

WHEREAS, the parties hereto desire to enter into this Agreement to provide for the sale, assignment, and transfer by Sellers to Buyer of the Assets (as defined below) as provided by the terms and conditions of this Agreement.

A G R E E M E N T S:

In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:

SECTION 1:  CERTAIN DEFINITIONS

1.1.          Terms Defined in this Section.  The following terms, as used in this Agreement, have the meanings set forth in this Section:

“Accounts Receivable” means the rights of Sellers as of the Closing Date to payment in cash for the sale of advertising time and other goods and services by the Stations prior to the Closing Date.

“Affiliate” means, with respect to any Person, (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, or (b) an officer or director of such Person or of an Affiliate of such Person within the meaning of clause (a) of this definition.  For purposes of clause (a) of this definition, (i) a Person shall be deemed to control another Person if such Person (A) has sufficient power to enable such Person to elect a majority of the board of directors of such Person, or (B) owns a majority of the beneficial interests in income and capital of such Person;

and (ii) a Person shall be deemed to control any partnership of which such Person is a general partner.

“Assets” means the assets to be transferred or otherwise conveyed by Sellers to Buyer under this Agreement, as specified in Section 2.1.

“Assumed Contracts” means (a) all Contracts set forth on Schedule 3.7, (b) Contracts entered into prior to the date of this Agreement in the ordinary course of business with advertisers for the sale of advertising time or production services with respect to the Stations for cash at rates consistent with past practices, (c) any Contracts entered into by any Seller prior to the date of this Agreement which are not required to be included on Schedule 3.7 hereto, (d) any Contracts entered into by Sellers between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (e) other Contracts entered into by any Seller between the date of this Agreement and the Closing Date in compliance with Section  5.

“Business Day” means any day other than a Saturday, a Sunday, or other day upon which banks in New York, New York generally are not open for business.

“Closing” means the consummation of the exchange and acquisition of the Assets pursuant to this Agreement on the Closing Date in accordance with the provisions of Section 8.1.

“Closing Date” means the date on which the Closing occurs, as determined pursuant to Section 8.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Employees” means any former employee of the Stations receiving benefits under or pursuant to COBRA prior to the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Consents” means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement, including, without limitation, any agreement necessary from a third-party to separate out from a contract relating to television stations other than the Stations that portion of such contract relating to the Stations.

“Contaminant” shall mean and include any pollutant, contaminant, hazardous material (as defined in any of the Environmental Laws), toxic substances (as defined in any of the Environmental Laws), asbestos or asbestos containing material, urea formaldehyde, polychlorinated biphenyls, regulated substances and wastes, radioactive materials, and petroleum or petroleum by-products, including crude oil or any fraction thereof.

“Contracts” means all contracts, consulting agreements, leases, non-governmental licenses and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which any Seller is a party or that are binding upon any Seller, that relate to or affect the Assets or the business or operations of the Stations, and that either (a) are in effect on the date of this Agreement, including, without limitation, those listed on Schedule 3.7 hereto, or (b) are entered into by any Seller between the date of this Agreement and the Closing Date; provided, any contract which relates to television stations other than the Stations shall be treated as a Contract to the extent applicable to the Stations.

“Effective Time” means 12:01 a.m., Eastern time, on the Closing Date.

“Environmental Laws” shall mean and include, but not be limited to, any applicable federal, state or local law, statute, charter, ordinance, rule or regulation or any governmental agency interpretation, policy or guidance, including without limitation applicable safety/environmental/health laws such as but not limited to the Resource Conservation and Recovery Act of 1976, Comprehensive Environmental Response Compensation and Liability Act, Federal Emergency Planning and Community Right-to-Know Law, the Clean Air Act, the Clean Water Act, and the Toxic Substance Control Act, as any of the foregoing have been amended, and any permit, order, directive, court ruling or order or consent decree promulgated or issued pursuant to any Environmental Laws which pertains to, governs, or controls the generation, storage, remediation or removal of Contaminants or otherwise regulates the protection of health and the environment including, but not limited to, any of the following activities, whether on site or off site:  (i) the emission, discharge, release, spilling or dumping of any Contaminant into the air, surface water, ground water, soil or substrata; or (ii) the use, generation, processing, sale, recycling, treatment, handling, storage, disposal, transportation, labeling or any other management of any Contaminant.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wachovia Bank.

“Escrow Deposit” means the sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000), which is being deposited by Buyer or the qualified intermediary referred to in Section 6.8 with the Escrow Agent within two (2) days of the date hereof to secure the obligations of Buyer to close under this Agreement, with such deposit being held by the Escrow Agent in accordance with the Escrow Agreement executed among Buyer, Sellers and Escrow Agent on the date hereof.  Any interest or other proceeds earned on the investment of the Escrow Deposit shall be credited to the account of Buyer upon release of the Escrow Deposit; provided Sellers shall be entitled to fifty percent (50%) of such interest or proceeds in the event Sellers become entitled to receive the Escrow Deposit pursuant to Section 9.4.

“Excluded Tangible Personal Property” means all tangible personal property owned or held by Sellers other than such tangible personal property listed on Schedule 3.6 hereto, any assets used primarily in the operation of any television broadcast station owned, operated or, programmed by Sellers or any Affiliate of Sellers other than the Stations, but not included in the Assets, and any tangible personal property located at 2000 W. 41st Street, Baltimore, Maryland 21212 or 10706 Beaver Dam Road, Cockeysville, Maryland 21030.

“FCC” means the Federal Communications Commission.

“FCC Consent” means action by the FCC granting its consent to the assignment of the FCC Licenses by Sellers to Buyer as contemplated by this Agreement, including, without limitation, the grant of authority to Buyer to operate WTTK as a satellite of WTTV pursuant to Note 5 to 47 C.F.R. sec. 73.3555, without any material adverse condition on such authority.

“FCC Licenses” means those licenses, permits and authorizations issued by the FCC to Sellers in connection with the business and operations of the Stations, including, without limitation, the grant of authority to operate WTTK as a satellite of WTTV pursuant to the satellite exception of Note 5 to 47 C.F.R. sec. 73.3555.

“Final Order” shall mean an action by the FCC upon any application for FCC Consent filed by the parties hereto for FCC consent, approval or authorization, which action has not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action, no protest, petition to deny, petition for rehearing or reconsideration, appeal or request for stay is pending, and as to which action the time for filing of any such protest, petition, appeal or request and any period during which the FCC may reconsider or review such action on its own authority has expired.

“Hart-Scott-Rodino” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“Intangibles” means all call letters (including “WTTV” and “WTTK”), copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Sellers or under which Sellers are licensed or franchised and that are used in the business and operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date to the extent permitted by this Agreement.

“Knowledge” or any derivative thereof with respect to the Sellers means, exclusively, the actual knowledge after reasonable investigation of (i) with respect to Parent, the President and Chief Executive Officer or the Chief Financial Officer, Chief Human Resources Officer, the General Counsel or any other Vice President of Parent, (ii) any other officers of any of the

Sellers or (iii) the general manager, general sales managers, business managers, and chief engineers of each of the Stations.

“Laws” means any federal, state, local, municipal, foreign, international, multi-national, self-regulatory organization, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, by-laws, or the like.

“Leased Real Property” means all real property and all buildings and other improvements thereon and appurtenant thereto leased or held by Sellers and used in the business or operation of the Stations.

“Licenses” means all licenses, permits, construction permits and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Sellers, currently in effect and used in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date to the extent permitted by this Agreement.

“Loss” means, with respect to any Person, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages, and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third party claim.

“Material Adverse Effect” means a material adverse effect on the business, assets or financial condition of either Station, except for any such material adverse effect resulting from (a) general economic conditions applicable to the television broadcast industry, or (b) circumstances that are not likely to recur and either have been substantially remedied or can be substantially remedied without substantial cost or delay.

“Owned Real Property” means all real property and all buildings and other improvements thereon and appurtenant thereto owned by Sellers and used in the business or operations of the Stations.

“Permitted Encumbrances” means (a) encumbrances of a landlord, or other statutory lien for sums not yet due and payable, or a landlord’s liens arising in the ordinary course of business for sums not yet due and payable, (b) encumbrances arising in connection with equipment or maintenance financing or leasing for sums not yet due and payable under the terms of the Contracts set forth on the Schedules, which Contracts have been made available to Buyer, (c) encumbrances for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Sellers’ books in accordance with generally accepted accounting principles, or (d) encumbrances that do not materially detract from the value of any of the Assets or materially interfere with the use thereof as currently used.

“Person” means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

“Real Property” means all real property and all buildings and other improvements thereon and appurtenant thereto, whether or not owned, leased or held by Sellers used in the business or operations of the Stations.

“Real Property Interests” means all interests in Owned Real Property and Leased Real Property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon and appurtenant thereto, owned or held by Sellers that are used in the business or operations of the Stations, together with any additions, substitutions and replacements thereof and thereto between the date of this Agreement and the Closing Date to the extent permitted by this Agreement.

“Tangible Personal Property” means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts and other tangible personal property owned or held by Sellers that is used or useful in the conduct of the business or operations of the Stations, together with any additions, substitutions and replacements thereof and thereto between the date of this Agreement and the Closing Date to the extent permitted by this Agreement, but excluding the Excluded Tangible Personal Property.

“Tax” means any federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding, or other tax or similar governmental assessment, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing required to be submitted to any governmental authority with respect to any Tax.

1.2.          Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Agreement	Preamble

Allocation Schedule	Section 6.8(b)

Ancillary Documents	Section 3.1

Balance Sheet Date	Section 3.10

Benefit Arrangements	Section 3.14 (a)(iv)

Buyer	Preamble

Buyer’s Plan	Section 4.8

Claimant	Section 10.4(a)

Collection Period	Section 6.7(a)

Deferred Consent	Section 5.11(b)

Employees	Section 3.14(a)

Environmental Assessments	Section 6.17(a)

Estimated Purchase Price	Section 2.4(a)

Event of Loss	Section 6.3

FTC	Section 4.6

Financial Statements	Section 3.10

HSR Filing	Section 6.2(a)

HSR Termination Fee	Section 6.2(b)

Indemnity Cap	Section 10.5(b)

Indemnifying Party	Section 10.4(a)

Parent	Preamble

Pension Plan	Section 3.14(a)(ii)

Purchase Price	Section 2.3(a)

Seller	Preamble

SCI	Preamble

Stations	Recitals

Threshold Amount	Section 10.5(b)

Title Commitment	Section 6.15

Transferred Employees	Section 6.10(a)

WB	Section 2.3(b)(vi)

Welfare Plan	Section 3.14(a)(i)

1.3.          Rules of Construction.  Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires.  As used in this Agreement, the word “including” is not limiting and the word “or” is not exclusive.  Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Exhibit, or Schedule is a reference to a Section of this Agreement, an Exhibit, or a Schedule hereto, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Schedules and Exhibits to this Agreement, and not solely to any particular part of this Agreement.  The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  Any reference herein to “Seller” or “Sellers” shall include each Seller individually and all Sellers collectively, unless otherwise specified.

SECTION 2:  EXCHANGE AND TRANSFER OF ASSETS; ASSET VALUE

2.1.          Agreement to Exchange and Transfer.  Subject to the terms and conditions set forth in this Agreement with respect to the Stations, Sellers hereby agree to transfer, convey, assign, and deliver to Buyer on the Closing Date, and Buyer agrees to acquire, all of Sellers’ right, title, and interest in the tangible and intangible assets used in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date to the extent permitted by this Agreement, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, charges, or encumbrances of any nature whatsoever (except for Permitted Encumbrances), including the following:

(a)           the Tangible Personal Property;

(b)           the Real Property Interests;

(c)           the Licenses;

(d)           the Assumed Contracts;

(e)           the Intangibles, including the goodwill of the Stations, if any;

(f)            all of Sellers’ proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints and schematics, including filings with the FCC, in each case to the extent relating to the business and operation of the Stations;

(g)           all choses in action of Sellers relating to the Stations to the extent they relate to the period after the Effective Time;

(h)           all books and records relating to the business or operations of the Stations, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Stations; and

(i)            all of the assets reflected on the Financial Statements, except for the Excluded Assets and those Assets disposed of or converted into cash after the Balance Sheet Date in the ordinary course of business.

2.2.          Excluded Assets.  The Assets shall exclude the following:

(a)           Sellers’ cash, cash equivalents and deposits, all interest payable in connection with any such items and rights in and to bank accounts, marketable and other securities and similar investments of Sellers;

(b)           any insurance policies, promissory notes, amounts due to Sellers from employees, bonds, letters of credit, certificates of deposit, or other similar items, and any cash surrender value in regard thereto; provided, that in the event any Seller is obligated to assign to Buyer the proceeds of any such insurance policy at the time the Closing occurs under Section 6.3, such proceeds shall be included in the Assets;

(c)           any pension, profit-sharing, or employee benefit plans, including all of Sellers’ interest in any Welfare Plan, Pension Plan or Benefit Arrangement (each as defined in Section 3.14(a));

(d)           all Tangible Personal Property disposed of or consumed in the ordinary course of business to the extent permitted by this Agreement;

(e)           all Tax Returns and supporting materials, all original financial statements and supporting materials, all books and records that Sellers are required by law to retain, all of Sellers’ organizational documents, corporate books and records (including minute books and stock ledgers) and originals of account books of original entry, all records of Sellers relating to the sale of the Assets and all records and documents related to any assets excluded pursuant to this Section 2.2;

(f)            any interest in and to any refunds of federal, state, or local franchise, income, or other taxes for periods (or portions thereof) ending on or prior to the Effective Time;

(g)           all Accounts Receivable;

(h)           all rights and claims of Sellers whether mature, contingent or otherwise, against third parties relating to the Assets of the Stations, arising out of events occurring prior to the Effective Time, whether in tort, contract or otherwise, other than rights and claims against third parties relating to the Assets which have as their basis loss, damage or impairment of or to any of the Assets and which loss, damage or impairment has not been restored or repaired prior to the Closing (or in the case of a lost asset, that would have been acquired but for such loss);

(i)            any Contracts which are not Assumed Contracts;

(j)            all of each Seller’s deposits and prepaid expenses; provided, any deposits and prepaid expenses shall be included in the Assets to the extent that Sellers receive a credit therefor in the proration of the Purchase Price pursuant to Section 2.3(b);

(k)           all rights of Sellers under or pursuant to this Agreement (or any other agreements contemplated hereby);

(l)            all rights to the names “Sinclair Broadcast Group,” “Sinclair Communications,” “Sinclair,” “Sinclair Media” and any logo or variation thereof and goodwill associated therewith;

(m)          the Excluded Tangible Personal Property;

(n)           all assets owned by the Sellers, Parent or any Affiliate of Parent, other than the Assets and the Stations;

(o)           all shares of capital stock, partnership interests, interests in limited liability companies or other equity interest, including, but not limited to, any options, warrants or voting trusts relating thereto which are owned by Sellers; and

(p)           intercompany accounts receivable and intercompany accounts payable of Sellers.

2.3.          Purchase Price.

(a)           Subject to the adjustments and prorations as provided by this Agreement, the purchase price of the Assets (the “PurchasePrice”) shall be One Hundred Twenty-Five Million Dollars ($125,000,000) in the aggregate.  Subject to the provisions of this Agreement, the Escrow Deposit shall be applied to the Purchase Price at the Closing.

(b)           Prorations.  The Purchase Price shall be increased or decreased as required to effectuate the proration of revenues and expenses, as set forth below.  Unless otherwise set forth in this Agreement, all revenues and all expenses arising from the operation of the Stations, including tower rental, business and license fees, utility charges, real property and personal property, and other similar Taxes and assessments levied against or with respect to the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, payments due under affiliation agreements, film or programming license agreements and, subject to the provisions of Section 6.10, employee compensation, including wages (including bonuses which constitute wages), salaries, accrued sick leave (if any), accrued vacation, and related Taxes, shall be prorated between Buyer and sellers in accordance with the principle that Sellers shall receive all revenues and shall be responsible for all expenses, costs, and liabilities (accrued or otherwise) allocable to the operations of the Stations for the period prior to the Effective Time, and Buyer shall receive all revenues and shall be responsible for all expenses, costs, and obligations allocable to the operations of the Stations for the period on and after the Effective Time, subject to the following:

(i)            There shall be no adjustment for, and Sellers shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.  An adjustment and proration shall be made in favor of Buyer to the extent that Buyer (i) assumes any liability under any Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to Sellers by any lessee or other third party or (ii) assumes any liability or obligation, the benefit of which was received by any Seller prior to the Effective Time.  An adjustment and proration shall be made in favor of Sellers to the extent Buyer receives the right to receive a refund (or to a credit against payments otherwise due) under any Assumed Contract to any security deposit or similar pre-payment paid by or on behalf of Sellers.

(ii)           An adjustment and proration shall be made in favor of Sellers for the amount, if any, by which the fair market value of the goods or services to be received by the Stations under their trade or barter agreements as of the Effective Time exceeds by more than Two Hundred Thousand Dollars ($200,000.00) the fair market value of any advertising time remaining to be run by the Stations as of the Effective Time pursuant to such trade or barter agreements.  An adjustment and proration shall be made in favor of Buyer to the extent that the amount of any advertising time remaining to be run by the Stations under their trade or barter agreements as of the Effective Time exceeds by more than Two Hundred Thousand Dollars ($200,000.00) the fair market value of the goods or services to be received by the Stations as of the Effective Time pursuant to such trade or barter agreements.

(iii)          There shall be no proration for program barter, except with respect to cash consideration paid in connection with the renewal or extension of program barter agreements listed in Schedule 3.7.

(iv)          An adjustment and proration shall be made in favor of Sellers for the amount, if any, of prepaid expense, the benefit of which accrues to Buyer hereunder, and other current assets acquired by Buyer hereunder which are paid by Sellers to the extent such prepaid expenses and other current assets relate to the period after the Effective Time.

(v)           Except as otherwise provided in this Section 2.3(b) or as set forth on Schedule 2.3(b)(v), an adjustment and proration shall be made in favor of Buyer for (A) the amount, if any, of deferred revenue, the benefit of which accrues to any Seller hereunder, and (B) other current liabilities assumed by Buyer hereunder which are paid or recognized by Buyer to the extent such current liabilities relate to the period prior to the Effective Time.

(vi)          There shall be no proration for payment(s) made by (A) Katz Millenium Sales and Marketing, Inc. to any of the Sellers (or any Affiliate thereof) in connection with obtaining the right to serve as the national sales representative of the Stations or by (B) The WB Television Network Partners (the “WB”) to any of the Sellers (or any Affiliate thereof) in connection with the affiliation of either of the Stations with the WB.

(c)           Manner of Determining Adjustments.  The Purchase Price, taking into account the adjustments and prorations pursuant to Section 2.3(b), will be determined in accordance with the following procedures:

(i)            Sellers shall prepare and deliver to Buyer not later than three (3) Business Days before the Closing Date a preliminary settlement statement which shall set forth Sellers’ good faith estimate of the adjustments to the Purchase Price under Section 2.3(b) with respect to the Stations.  The preliminary settlement statement shall (A) contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(b) as to the Stations, to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (B) be certified by Sellers to be true and complete to Sellers’ Knowledge as of the date thereof.

(ii)           Not later than ninety (90) calendar days after the Closing Date, Buyer will deliver to Sellers a statement setting forth Buyer’s determination of the Purchase Price and the calculation thereof pursuant to Section 2.3(b) as to the Stations.  Buyer’s statement (A) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(b) and such other information as may be reasonably requested by Sellers, and (B) shall be certified by Buyer to be true and complete to Buyer’s knowledge as of the date thereof.  If Sellers dispute the amount of such Purchase Price determined by Buyer, they shall deliver to Buyer within thirty (30) calendar days after receipt of Buyer’s statement a statement setting forth their determination of the amount of such Purchase Price.  If Sellers notify Buyer of its acceptance of Buyer’s statement, or if Sellers fail to deliver their statement within the thirty (30) calendar day period specified in the preceding sentence, Buyer’s determination of the Purchase Price shall be conclusive and binding on the parties.

(iii)          Buyer and Sellers shall use good faith efforts to resolve any dispute involving the determination of the Purchase Price paid by Buyer at the Closing.  If the parties are unable to resolve the dispute within forty-five (45) calendar days following the delivery of all of Buyer’s statements to be provided pursuant to Section 2.3(c)(ii) after the Closing, Buyer and Sellers shall jointly designate an independent certified public accounting firm of national standing which has not regularly provided services to either the Buyer or Sellers in the last three (3) years, who shall be knowledgeable and experienced in the operation of television broadcasting stations, to resolve the dispute.  If the parties are unable to agree on the designation of an independent certified public accounting firm, the selection of the accounting firm to resolve the dispute shall be submitted to arbitration to be held in Baltimore, Maryland, in accordance with the commercial arbitration rules of the American Arbitration Association.  The accounting firm’s resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction.  Any fees of this accounting firm, and, if necessary, for arbitration to select such accountant, shall be divided equally between the parties.

2.4.          Payment of Purchase Price.  The Purchase Price shall be paid by Buyer to Sellers at the Closing as follows:

(a)           Payment of Estimated Purchase Price At Closing.  The Purchase Price, adjusted by the estimated adjustments pursuant to Section 2.3(b) as set forth in Sellers’ preliminary settlement statement pursuant to Section 2.3(c)(i), is referred to as the “Estimated Purchase Price”.  At the Closing, Buyer shall pay or cause to be paid to Sellers the Estimated Purchase Price for the Assets by federal wire transfer of same-day funds pursuant to wire transfer instructions, which instructions shall be delivered to Buyer by Sellers at least two (2) Business Days prior to the Closing Date.

(b)           Buyer and Sellers shall cause the Escrow Deposit to be released to Sellers on the Closing Date as partial payment of the Estimated Purchase Price by delivering wiring instructions to the Escrow Agent two (2) calendar days prior to the Closing Date.

(c)           Payments to Reflect Adjustments.  The Purchase Price as finally determined pursuant to Section 2.3(c) shall be paid as follows:

(i)            If the Purchase Price as finally determined pursuant to Section 2.3(c) exceeds the Estimated Purchase Price, Buyer shall pay to Sellers, in immediately available funds within five (5) Business Days after the date on which the Purchase Price is determined pursuant to Section 2.3(c), the difference between the Purchase Price and the Estimated Purchase Price.

(ii)           If the Purchase Price as finally determined pursuant to Section 2.3(c) is less than the Estimated Purchase Price, Sellers shall pay to Buyer, in immediately available funds within five (5) Business Days after the date on which the Purchase Price is determined pursuant to Section 2.3(c), the difference between the Purchase Price and the Estimated Purchase Price.

2.5.          Assumption of Liabilities and Obligations.  As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Sellers under the Licenses, the Assumed Contracts, or as otherwise specifically provided for herein to the extent that either (i) the obligations and liabilities relate to the time after the Effective Time (including as a result of any deferral disclosed on Schedule 2.3(b)(v)), or (ii) the Purchase Price was reduced pursuant to Section 2.3(b) as a result of the proration of such obligations and liabilities; provided liabilities arising under any Environmental Laws which arise after the Effective Time shall be treated as relating to the time after the Effective Time notwithstanding that the conditions giving rise to such liabilities may have existed prior to the Effective Time; provided, further, such treatment shall not limit Buyer’s rights to indemnification pursuant to, and subject to the limitations of, Section 10 hereof.  Except to the extent provided to the contrary herein, Buyer shall not assume any other obligations or liabilities of Sellers, including (1) any obligations or liabilities under any Contract not included in the Assumed Contracts; (2) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Effective Time, except insofar as an adjustment therefor is made in favor of Buyer under Section 2.3(b); (3) any liabilities, claims or pending litigation or proceedings relating to the operation of the Stations or the Real Property Interests prior to the Effective Time; or (4) any obligations or liabilities of Sellers under any Welfare Plan, Pension Plan or other Benefit Arrangements.

SECTION 3:  REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller jointly and severally represents and warrants to Buyer as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, in which case, such representations and warranties shall be true and complete as of such date or time) as follows:

3.1.          Organization and Authority of Sellers.  Each Seller is a corporation, limited liability company, or limited partnership (as applicable), duly organized, validly existing, and in good standing under the laws of the State listed on Schedule 3.1 next to each such Seller’s name.  Each Seller has the requisite corporate power and authority (or other appropriate power and authority based on the structure of such Seller) to own, lease, and operate its properties, to carry on its business in the places where such properties are now owned, leased, or operated and such business is now conducted, and to execute, deliver, and perform this Agreement and the documents contemplated hereby (the “Ancillary Documents”) according to their respective terms and to consummate the transactions contemplated hereby and thereby.  Each Seller is duly qualified and in good standing in each jurisdiction listed on Schedule 3.1 next to each such Seller’s name, which are all jurisdictions in which such qualification is required.  Except as set forth on Schedule 3.1, no Seller is a participant in any joint venture, partnership or similar relationship with any other Person with respect to any part of the business or the operations of the Stations or any of the Assets.

3.2.          Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement and the Ancillary Documents by each Seller have been duly authorized by all necessary corporate or other required action on the part of each Seller.  This Agreement has been duly executed and delivered by each Seller and constitutes, and each Ancillary Document when duly executed and delivered by each Seller will constitute, its legal, valid, and binding obligation, enforceable against it in accordance with its terms except in each case as such enforceability may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

3.3.          Absence of Conflicting Agreements; Consents.  Subject to obtaining the Consents which are listed on Schedule 3.3, the execution, delivery, and performance by each Seller of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the Articles of Incorporation, Bylaws, or other organizational documents of Sellers; (c) will not conflict with, result in a breach of, or constitute a material default under any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any  material agreement, instrument, license, or permit to which any Seller is a party or by which any Seller may be bound legally; and (e) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance (other than Permitted Encumbrances) of any nature whatsoever upon any of the Assets.  Except for the FCC Consent provided for in Section 6.1, the filings required by Hart-Scott-Rodino provided for in Section 6.2 and the other Consents described in Schedule 3.3, no consent, approval, permit, or authorization of, declaration to, or filing with any governmental or regulatory authority or any other third party is required to consummate this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby.

3.4.          Governmental Licenses.  Schedule 3.4 includes a true and complete list of the FCC Licenses and any other material Licenses.  Sellers have made available to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto).  The Licenses have been validly issued, and each Seller, as listed on Schedule 3.4, is the authorized legal holder of the Licenses and those FCC Licenses listed on Schedule 3.4, as applicable.  The Licenses and the FCC Licenses comprise all of the material licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct in of the business and operations of the Stations in the manner and to the full extent they are now conducted and, except as otherwise disclosed on Schedule 3.4, none of the Licenses is subject to any unusual or special restriction or condition that could reasonably be expected to limit materially the full operation of the Stations as now operated.  The FCC Licenses are in full force and effect, are valid for the balance of the current license term, are unimpaired by any acts or omissions of Sellers or their Affiliates, and are free and clear of any restrictions which might limit the full operation of the Stations in the manner and to the full extent as they are now operated (other than restrictions under the terms of the licenses themselves or applicable to the television broadcast industry generally).  Sellers have fulfilled and performed in all material respects their respective obligations under each of the Licenses, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such License.  Sellers have not received any written notice of any violation of the Licenses, the Communications Act or the rules and regulations thereunder relating to the Stations.  Except as listed on Schedule 3.4 hereto, there are no applications, proceedings, or complaints pending or, to Sellers’ Knowledge, threatened to revoke, cancel, rescind, modify or refuse to renew in the ordinary course of the Licenses or which may have an adverse effect on the business or operation of the Stations (other than rulemaking proceedings that apply to the television broadcasting industry generally).  Except as disclosed on Schedule 3.4 hereto, Sellers are not aware of any reason why any of the FCC Licenses might not be renewed in the ordinary course for a full term without material qualifications or of any reason why any of the FCC Licenses might be revoked.  Except as set forth on Schedule 3.4, to Sellers’ Knowledge, there are no facts relating to Sellers which, under the Communications Act or the existing rules of the FCC that would reasonably be expected to (a) disqualify Sellers from assigning the FCC Licenses to Buyer; (b) cause the filing of any objection to the assignment of the FCC Licenses to Buyer; (c) lead to any material delay in the processing by the FCC of the applications for such assignment; (d) lead to a delay in the termination of the waiting period required by Hart-Scott-Rodino; (e) lead to the denial by the FCC of a request by Buyer for authority to operate WTTK as a satellite of WTTV pursuant to Note 5 to 47 C.F.R. sec. 73.3555; or (f) disqualify any Seller from consummating the transactions contemplated herein within the times contemplated herein.  An appropriate public inspection file for each Station is maintained at such Station’s studio in accordance with FCC rules and regulations.  Except as set forth on Schedule 3.4, access to the Stations’ transmission facilities is restricted in accordance with the policies, rules and regulations of the FCC.

3.5.          Real Property.  (a) Schedule 3.5 contains a complete description of all Real Property Interests (including street address, owner, and Sellers’ use thereof).  The Real Property Interests listed on Schedule 3.5 comprise all interests in real property necessary to conduct the business and operations of the Stations as now conducted.  Except as described on Schedule 3.5, Sellers have good fee simple title to all fee estates included in the Real Property Interests and good title to all other Real Property Interests, in each case free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances, except for Permitted Encumbrances.  Each leasehold or subleasehold interest included on Schedule 3.5 is legal, valid, binding, enforceable, and in full force and effect. Neither the Seller party thereto nor, to Sellers’ Knowledge, any other party thereto, is in default, violation, or breach under any lease or sublease, and no event has occurred and is continuing that constitutes (with notice or passage of time or both) a default, violation, or breach thereunder.  Sellers have not received any notice of a default, offset, or counterclaim under any lease or sublease with respect to any of the Real Property Interests.  As of the date hereof and as of the Closing Date, Sellers enjoy peaceful and undisturbed possession of the leased Real Property Interests; and so long as Sellers fulfill their obligations under the lease therefor, Sellers have enforceable rights to nondisturbance and quiet enjoyment against its lessor or sublessor and, to Sellers’ Knowledge, except as set forth in Schedule 3.5, no third party holds any interest in the leased premises with the right to foreclose upon Sellers’ leasehold or subleasehold interest.  Sellers have legal and practical access to all of the Owned Real Property and Leased Real Property, as applicable.

(b)           To Sellers’ Knowledge, none of the Real Property impermissibly encroaches on any other buildings, structures or improvements located on adjoining real estate.  Except as otherwise disclosed in Schedule 3.5, all towers, guy anchors, ground radials, and buildings and other improvements included in the Assets are, to Sellers’ Knowledge, located entirely on the Owned Real Property or the Leased Real Property, as applicable, listed in Schedule 3.5.

(c)           To Sellers’ Knowledge, all buildings, structures, and improvements included in the Assets are constructed in conformity with, or are “grandfathered” with respect to, all “setback” lines, easements, and other restrictions, or rights of record, or that have been established by any applicable building or safety code or zoning ordinance, except in any case for any of the foregoing which would not materially impair the ability of Sellers to own or operate the Stations or which would not involve any material cost or expense to cure or remedy.  No utility lines serving the Real Property nor guy wires supporting any tower pass over the lands of others except where appropriate easements have been obtained.  All towers and other structures on the Real Property are painted and lighted in accordance, in all material respects, with the requirements of the applicable Licenses, the FCC, the Federal Aviation Administration and all applicable requirements of federal, state and local law.

(d)           All utilities that are required for the full and complete occupancy and use of the Real Property for the purposes for which such properties are presently being used by Sellers, including, without limitation, electric, water, sewer, telephone and similar services, have been connected and are in good working order.  By the Closing Date, Sellers will have paid all charges for such utilities, including, without limitation, any “tie-in” charges or connection fees, except for those charges that will not become due until after the Closing Date and that are to be prorated between pursuant to Section 2.3.

(e)           All Owned Real Property and Leased Real Property (including the improvements thereon) (i) is in good condition and repair consistent with its current use, (ii) is available for immediate use in the conduct of the business and operations of the Stations, and (iii) complies in all material respects with all Licenses, all applicable material building or zoning codes and the regulations, codes, ordinances and statutes of any governmental authority having jurisdiction, except to the extent that the current use by Sellers, while permitted, constitutes or would constitute a “nonconforming use” under current zoning or land use regulations.

(f)            Each of the towers located on the Real Property can structurally support all of the equipment used in connection therewith in accordance with law, governmental approvals and sound engineering practices.

(g)           No eminent domain or condemnation proceedings are pending or, to Sellers’ Knowledge, threatened with respect to any Real Property Interests.

3.6.          Tangible Personal Property.  The Tangible Personal Property (which is described in Schedule 3.6) comprises all material items of tangible personal property, other than the Excluded Tangible Personal Property, necessary to conduct the business and operations of the Stations as now conducted and lists of such Tangible Personal Property have been provided to Buyer previously.  Except as described in Schedule 3.6, Sellers own and have good title to each item of Tangible Personal Property and none of the Tangible Personal Property owned by Sellers is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for Permitted Encumbrances.  With allowance for normal repairs, maintenance, wear and obsolescence, each material item of Tangible Personal Property is in good operating condition and repair and is available for immediate use in the business and operations of the Stations.  All material items of transmitting and studio equipment included in the Tangible Personal Property (a) have been maintained in a manner consistent with generally accepted standards of good engineering and industry practices, and (b) will permit the Stations to operate in accordance with the material terms of the FCC Licenses and the rules and regulations of the FCC and in all material respects with all other applicable federal, state and local statutes, ordinances, rules and regulations.

3.7.          Contracts.  Schedule 3.7 is a true and complete list of all Contracts which either (a) have a remaining term (after taking into account any cancellation rights of Sellers) of more than nine months after the date hereof, or (b) could involve payments or other consideration in excess of Thirty Thousand Dollars ($30,000.00) in any calendar year after the date hereof, except

Contracts with advertisers for production or the sale of advertising time on the Stations for cash that may be canceled by Sellers without premium or penalty on not more than ninety (90) days’ notice.  Sellers have delivered or made available to Buyer true and complete copies of all written Assumed Contracts and true and complete descriptions of all oral Assumed Contracts which are required to be set forth on Schedule 3.7 (including any amendments and other modifications to such Assumed Contracts).  Other than the Contracts listed on Schedule 3.5 and Schedule 3.7, Sellers require no Contract, lease, or other agreement to enable them to carry on the business and operations of the Stations in all material respects as now conducted.  All of the Contracts are in full force and effect and are valid, binding, and enforceable in accordance with their terms except as the enforceability of such Contracts may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.  Neither the Seller party thereto nor, to Sellers’ Knowledge, any other party thereto, is in, or alleged to be in, default, violation, or breach in any material respect under any Contract, and no event has occurred and no condition or state of fact exists that with notice or passage of time or both would constitute a default, violation, or breach in any material respect thereunder.  Except as disclosed on Schedule 3.7, other than in the ordinary course of business, to Sellers’ Knowledge, no party to any Contract has any intention to (a) terminate such Contract or amend the terms thereof, (b) refuse to renew the Contract upon expiration of its term, or (c) renew the Contract upon expiration only on terms and conditions that are materially more onerous than those now existing.  Except for the need to obtain the Consents listed on Schedule 3.3, the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability, or continuation of any of the Contracts.

3.8.          Intangibles.  Schedule 3.8 is a true and complete list of all intangible assets or rights  (exclusive of Licenses listed in Schedule 3.4) that are required to conduct the business and operations of the Stations as now conducted.  Sellers have provided or made available to Buyer copies of all documents establishing or evidencing the Intangibles listed on Schedule 3.8.  Sellers own or have a valid license to use all of the Intangibles listed on Schedule 3.8 free and clear of all claims, liabilities, mortgages, liens, pledges, conditions, charges or encumbrances, except for Permitted Encumbrances.  Except as set forth on Schedule 3.8, Sellers are not and have not received any notice or demand alleging that Sellers are infringing upon or otherwise acting adversely to any trademarks, trade names, call letters, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other Person, and there is no claim or action pending or, to Sellers’ Knowledge, threatened with respect thereto.  To Sellers’ Knowledge, except as set forth on Schedule 3.8, no other Person is infringing upon Sellers’ rights or ownership interests in the Intangibles.  None of the Sellers has sold licensed or otherwise disposed of any of the Intangibles to any Person, and none of the Sellers has agreed to indemnify any Person for any patent, trademark, copyright or other intellectual property infringement relating to the Intangibles or the Stations.

3.9.          Title to Assets.  Except as disclosed in Schedule 3.5 or 3.6, Sellers have, and will transfer to Buyer upon consummation of this Agreement, good and marketable title to the Assets subject to no mortgages, pledges, liens, security interests, encumbrances, or other charges or rights of others of any kind or nature except for Permitted Encumbrances.

3.10.        Financial Statements.  Sellers have furnished Buyer with true and complete copies of unaudited financial statements of the Stations containing a balance sheet and statement of income, as, at, and for the fiscal year ended December 31, 2001, and an unaudited balance sheet and statement of income as at and for the three (3) months ended March 31, 2002 (the “Balance Sheet Date”) (collectively, the “Financial Statements”).  Except as disclosed on Schedule 3.10 and with respect to the March 31, 2002 interim Financial Statements, for the absence of footnotes and certain year end adjustments, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, accurately reflect the books, records, and accounts of Sellers and present fairly and accurately the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended.  None of the Financial Statements understate in any material respect the normal and customary costs and expenses of conducting the business or operations of the Stations or overstate in any material respect the revenue generated by the business and operations of the Stations, in either case as such business or operations are currently conducted, or are otherwise materially misleading regarding the operations of the Stations.  Except as reflected in such Financial Statements or otherwise disclosed to Buyer in writing, no event has occurred since the Balance Sheet Date that would make the March 31, 2002 interim Financial Statements misleading in any material respect as of the date hereof.

3.11.        Taxes.  Except as set forth in Schedule 3.11, Sellers have filed or caused to be filed all Tax Returns that are required to be filed with respect to their ownership and operation of the Stations and have paid or caused to be paid all Taxes shown on those returns or on any Tax assessment received by them to the extent that such Taxes have become due, or have set aside on their books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto.  All monies required to be withheld by Sellers from employees of the Stations for income Taxes, social security and other payroll Taxes have been collected or withheld, and either paid to the respective governmental authorities or set aside in an account or accounts for such purpose.  There are no legal, administrative, or other Tax proceedings presently pending and, to Sellers’ Knowledge, there are no grounds existing pursuant to which Sellers are or could be made liable for any Taxes, the liability for which could extend to Buyer as transferee of the business of the Stations.  There is no liability for Taxes that could give rise to a lien on the Assets in the hands of the Buyer, excepting Permitted Encumbrances.

3.12.        Insurance.  Schedule 3.12 is a true and complete list of all insurance policies of or covering the Assets or the Stations.  All policies of insurance listed in Schedule 3.12 are in full force and effect as of the date hereof.  During the past three (3) years, no insurance policy of Sellers or the Stations has been canceled by the insurer due to circumstances relating specifically to the Sellers or the Stations and, except as set forth on Schedule 3.12, no application of Sellers for insurance has been rejected by any insurer.

3.13.        Reports.  All returns, reports, and statements that the Stations are currently required to file with the FCC or Federal Aviation Administration have been filed, and all reporting requirements of the FCC and Federal Aviation Administration have been complied with in all material respects.  All of such returns, reports, and statements, as filed, satisfy all applicable legal requirements.

3.14.        Personnel and Employee Benefits.

(a)           Employees and Compensation.  Schedule 3.14 contains a true and complete list of all employees of Sellers employed at the Stations as of March 29, 2002, and indicates the salary and bonus, if any, to which each such Employee is currently entitled (limited in the case of Employees who are compensated on a commission basis to a general description of the manner in which such commissions are determined).  Schedule 3.14 also contains a true and complete list of all employee benefit plans or arrangements covering the employees employed at the Stations (the “Employees”), including, with respect to the Employees, any:

(i)            “Employee welfare benefit plan,” as defined in Section 3(1) of ERISA, that is maintained or administered by Sellers or to which Sellers contribute or are required to contribute (a “Welfare Plan”);

(ii)           “Employee pension benefit plan,” as defined in Section 3(2) of ERISA, to which Sellers contribute or are required to contribute (a “Pension Plan”);

(iii)          Employee plan that is maintained in connection with any trust described in Section 501(c)(9) of the Code; and

(iv)          Employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, or retirement benefits or arrangement for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits that (A) is not a Welfare Plan or Pension Plan, and (B) is entered into, maintained, contributed to, or required to be contributed to by any Seller or under which any Seller has any liability relating to Employees (collectively, “Benefit Arrangements”).  Sellers maintain no other severance policies other than those set forth on Schedule 3.14 and such policy set forth in Schedule 3.14 does not specifically provide that a change of control or similar event, in and of itself, constitutes termination of any employee which would give rise to any severance payment thereunder and Sellers, except as set forth on Schedule 3.14, have not maintained a practice of paying severance to employees upon a change of control or similar event.

(b)           Pension Plans.  Sellers do not sponsor, maintain, or contribute to any Pension Plan other than the Sinclair Broadcast Group 401(k) Profit Sharing Plan.  Each Pension Plan complies currently and has been maintained in substantial compliance with its terms and, both as to form and in operation, with all requirements prescribed by any and all statutes, orders, rules, and regulations that are applicable to such plans, including ERISA and the Code, except where the failure to do so will not have a Material Adverse Effect.

(c)           Welfare Plans.  Each Welfare Plan complies currently and has been maintained in substantial compliance with its terms and, both as to form and in operation, with all requirements prescribed by any and all statutes, orders, rules, and regulations that are applicable to such plans, including ERISA and the Code, except where the failure to do so will not have a Material Adverse Effect.  Except as listed on Schedule 3.14(c), Sellers do not sponsor, maintain, or contribute to any Welfare Plan that provides health or death benefits to former employees of the Stations other than as required by Section 4980B of the Code or other applicable laws.

(d)           Benefit Arrangements.  Each Benefit Arrangement currently complies and has been maintained both as to form and in operation in substantial compliance with its terms and with the requirements prescribed by all statutes, orders, rules, and regulations that are applicable to such Benefit Arrangement, except where the failure to do so will not have a Material Adverse Effect.  Except for those employment agreements listed on Schedule 3.7, Sellers have no written contract prohibiting the termination of any Employee.

(e)           Multiemployer Pension Plans.  Sellers have not at any time been a participant in any Multiemployer Pension Plan as defined in Section 3(37) of ERISA.

(f)            Delivery of Copies of Relevant Documents and Other Information.  Sellers have delivered or made available to Buyer true and complete copies of each of the following documents:

(i)            each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto and written descriptions thereof that have been distributed to Employees, all annuity contracts, or other funding instruments; and

(ii)           each Benefit Arrangement and all amendments thereto and written descriptions thereof that have been distributed to Employees and complete descriptions of any Benefit Arrangement that is not in writing.

(g)           Labor Relations.  Except as set forth in Schedule 3.14(g), no Seller is a party to or subject to any collective bargaining or similar agreement or written or oral employment, severance, incentive or other similar agreement, arrangement, commitment or understanding with any Employee.  With respect to Employees, Sellers have complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the withholding and payment of social security and other payroll related taxes, and have not received any notice alleging that any Seller has failed to comply with any such laws, rules, or regulations.  Except as set forth on Schedule 3.14(g), no proceedings are pending or, to Sellers’ Knowledge, threatened, between any Seller and any Employee (singly or collectively) that relate to the Stations.  Except as set forth on Schedule 3.14(g), no labor union or other collective bargaining unit represents or claims to represent any of the Employees.  Except as set forth in Schedule 3.14(g), to Sellers’ Knowledge, there is no union campaign being conducted to solicit cards from any Employees to authorize a union to represent any of the employees of any Seller or to request a National Labor Relations Board certification election with respect to any Employees.

3.15.        Claims and Legal Actions.  Except as disclosed on Schedule 3.15 and except for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to Sellers, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending or, to Sellers’ Knowledge, threatened, against or relating to the Assets or the business or operations of the Stations, nor does any Seller have Knowledge of any basis for the same.

3.16.        Environmental Compliance.

(a)           Except as disclosed on Schedule 3.16, to Sellers’ Knowledge, (x) neither of the Owned Real Property nor the Leased Real Property contain (i) any asbestos, polychlorinated biphenyls, or any PCB contaminated oil; (ii) any Contaminants; or (iii) any underground storage tanks; (y) there has been no release or threatened release of any Contaminant from any underground storage tank disclosed on Schedule 3.16 which has not been remediated in material compliance with all applicable Environmental Laws; and (z) all of the Owned Real Property. the Leased Real Property and the Tangible Personal Property is in material compliance with all applicable Environmental Laws.

(b)           Sellers have obtained all permits, licenses, and other authorizations that are required under all Environmental Laws that are material to the business and operations of the Stations.

(c)           Sellers have not received written notice of any claim, demand, notice of potential liability, notice of violation or demand for clean up costs by any party, including any governmental authority, relating to alleged violations of or liability under Environmental Laws.

(d)           To Sellers’ Knowledge, Sellers have complied in all material respects with all reporting requirements under Environmental Laws that are material to the operation of the Stations.

3.17.        Compliance with Laws.  Sellers have complied in all material respects with the Licenses and all federal, state and local laws, rules, regulations and ordinances applicable or relating to the ownership and operation of the Assets and the Stations, and Sellers have not received any notice of any material violation of federal, state and local laws, regulations and ordinances applicable or relating to the ownership or operation of the Assets and the Stations nor, to Sellers’ Knowledge, have Sellers received any notice of any immaterial violation of federal, state and local laws, regulations, and ordinances applicable or relating to the ownership or operation of the Assets or the Stations.

3.18.        Absence of Certain Changes or Events.  Since the Balance Sheet Date and through the date hereof, Sellers have conducted the business and operations of the Stations in the ordinary course and, except as disclosed in Schedule 3.18, have not:

(a)           made any increase in compensation payable or to become payable to any Employee other than those in the normal and usual course of business or in connection with any change in an employee’s responsibilities, or any bonus payment made or promised to any Employee, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting Employees, except for such material changes that have been made applicable to all employees of Parent and its subsidiaries;

(b)           made any sale, assignment, lease, or other transfer of assets other than in the normal and usual course of business with suitable replacements being obtained therefor;

(c)           canceled any debts owed to or claims held by Sellers, except in the normal and usual course of business;

(d)           made any changes in Sellers’ accounting practices;

(e)           suffered any material write-down of the value of any Assets or any material write-off as uncollectable of any Accounts Receivable; or

(f)            transferred or granted any right under or entered into any settlement regarding the breach or infringement of any license, patent, copyright, trademark, trade name, franchise, or similar right or modified any existing right.

3.19.        Broker.  Except as disclosed on Schedule 3.19, no Seller nor any Person acting on any Seller’s behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement, and Buyer shall have no liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement for any broker listed on Schedule 3.19 or otherwise purporting to act on any Seller’s behalf.

3.20.        Transactions with Affiliates.  Except as disclosed in Schedule 3.20 or with respect to the Excluded Tangible Personal Property, no Seller has been involved in any business relationship with any Affiliate of any Seller, and no Affiliate of any Seller owns any property or right, tangible or intangible, that is material to the business and operations of the Stations.

3.21.        Citizenship.  None of the Sellers is a “foreign person” as defined in Section 1445(f)(3) of the Code.

SECTION 4:  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, in which case, such representations and warranties shall be true and complete as of such date and time) as follows:

4.1.          Organization, Standing and Authority.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has the requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Documents according to their respective terms to consummate the transactions contemplated hereby and thereby and to own the Assets.  Prior to the Closing Date, Buyer will be qualified to do business in the States in which the Stations are located.

4.2.          Authorization and Binding Obligation.  The execution, delivery, and performance of this Agreement and the Ancillary Documents by Buyer have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes, and each Ancillary Document when duly executed and delivered by Buyer will constitute, a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms except in each case as such enforceability may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

4.3.          Absence of Conflicting Agreements and Required Consents.  Subject to the receipt of the Consents, the execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both):  (a) do not require the consent of any third party; (b) will not conflict with the Articles of Incorporation or Bylaws of Buyer; (c) will not conflict with, result in a breach of, or constitute a material default under, any material law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound.  Except for the FCC Consent provided for in Section 6.1, the filings required by Hart-Scott-Rodino provided for in Section 6.2 and the other Consents described in Schedule 4.3, no consent, approval, permit, or authorization of, declaration to, or filing with any governmental or regulatory authority or any other third party is required to consummate this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby.

4.4.          Brokers.  Neither Buyer nor any person or entity acting on its behalf has incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement.

4.5.          Availability of Funds.  Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.

4.6.          Qualifications of Buyer.  Except as disclosed in Schedule 4.6, there are no facts or proceedings which would reasonably be expected to disqualify Buyer under the Communications Act or Hart-Scott-Rodino or otherwise from acquiring or operating the Stations or would cause the FCC not to approve the assignment of the FCC Licenses to Buyer or the Department of Justice and the FTC not to allow the waiting period under Hart-Scott-Rodino to terminate within thirty (30) days of the filing provided for in Section 6.2.  Except as disclosed in Schedule 4.6, Buyer has no knowledge of any fact or circumstance relating to Buyer or any of Buyer’s Affiliates that would reasonably be expected to (a) cause the filing of any objection to the assignment of the FCC Licenses to Buyer, (b) lead to a material delay in the processing by the FCC of the applications for such assignment, (c) lead to a delay in the termination of the waiting period required by Hart-Scott-Rodino, (d) lead to the denial by the FCC of a request by Buyer for authority to operate WTTK as a satellite of WTTV pursuant to Note 5 C.F.R. sec. 73.3555, (e) disqualify Buyer from consummating the transactions contemplated herein within the times contemplated herein, or (f) disqualify Buyer from receiving the assignment of the FCC Licenses from Sellers.  Except as disclosed in Schedule 4.6, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to Buyer, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

4.7.          WARN Act.  Buyer has not made or taken, and will not make or take, any decisions or actions concerning the employees of the Stations after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended.

4.8.          Buyer’s Defined Contribution Plan.  Schedule 4.8 completely and accurately lists all Buyer’s defined contribution plan or plans (the “Buyer’s Plan”) intended to be qualified under Section 401(a) and 401(k) of the Code in which the Transferred Employees will be eligible to participate.  Buyer has a currently applicable determination letter from the Internal Revenue Service.

SECTION 5:  OPERATION OF THE STATIONS PRIOR TO CLOSING

Sellers covenant and agree that between the date hereof and the Closing Date, Sellers will operate the Stations in the ordinary course in accordance with Sellers’ past practices (except where such conduct would conflict with the following covenants or with other obligations of Sellers under this Agreement) and, except as contemplated by this Agreement or with the prior written consent of Buyer (not to be unreasonably withheld, except in the case of any Seller entering into any Contract not involving the acquisition of programming and involving consideration the value of which is in excess of Ten Thousand Dollars and No Cents ($10,000) per week and the term of which exceeds fifty-two (52) weeks, where such consent may be withheld in Buyer’s sole discretion), Sellers will act in accordance with the following insofar as such actions relate to the Stations:

5.1.          Contracts.  Sellers will not renew, extend, amend, terminate, or waive any material right under any Contract or enter into any Contract or commitment or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness and obligations arising from the amendment of any existing Contract) that will be assumed by or be otherwise binding on Buyer after Closing, except for (a) cash time sales agreements and production agreements made in the ordinary course of business consistent with Sellers’ past practices; (b) the renewal or extension of any existing Contract on its existing terms in the ordinary course of business (provided that such renewal or extension does not extend beyond six (6) months except for program barter agreements listed on Schedule 3.7 where such renewal or extension may not extend beyond twelve (12) months); (c) other Contracts entered into in the ordinary course of business consistent with Sellers’ past practices that do not involve consideration the value of which, individually, is in excess of Thirty Thousand Dollars ($30,000.00) and which, in the aggregate, is in excess of Forty Thousand Dollars ($40,000.00) measured at Closing; and (d) trade agreements entered into in the ordinary course of business that do not involve consideration which, individually, is in excess of Thirty Thousand Dollars ($30,000.00) and which, in the aggregate, in excess of Forty Thousand Dollars ($40,000.00).  After receiving Buyer’s consent (if necessary) and, in any case, promptly after the execution thereof, Sellers shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date that Sellers would be required to set forth on Schedule 3.7, and shall make available to Buyer copies of such Contracts.

5.2.          Compensation.  Sellers shall not materially increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Stations, except (a) in accordance with past practices, (b) as required by an employment agreement or consulting agreement, which employment agreements or consulting agreements are set forth on Schedule 3.14, (c) in connection and commensurate with the change in responsibility of any employee, or (d) as a result of the company-wide elimination of the wage freeze currently in effect for all employees of Parent and its subsidiaries; such elimination to be applied at the Stations consistent with the manner in which the wage freeze is generally eliminated at the other television broadcast stations owned by subsidiaries of Parent.

5.3.          Encumbrances.  Sellers will not create, assume, or permit to exist any mortgage, pledge, lien, or other charge or encumbrance affecting any of the Assets, except for (a) liens disclosed in Schedule 5.3, (b) liens that will be removed prior to the Closing Date, and (c) Permitted Encumbrances.

5.4.          Dispositions.  Sellers will not sell, assign, lease, or otherwise transfer or dispose of any of the Assets except minor amounts of personal property (a) that are no longer used in the operations of the, Stations and that are sold or disposed of in the ordinary course of business, or (b) that are replaced with Assets of equivalent kind and value that are acquired after the date of this Agreement.

5.5.          Access to Information.  During normal business hours, upon prior reasonable notice by Buyer, Sellers will give to Buyer and its lenders, counsel, accountants, engineers, and other authorized representatives reasonable access to the Stations and all books, records, and documents of Sellers which are material to the business and operation of the Stations, and will furnish or cause to be furnished to Buyer and its authorized representatives all information relating to Sellers and the Stations that they reasonably request (including any financial reports and operations reports produced with respect to the Stations).

5.6.          Insurance.  Sellers or their Affiliates shall maintain in full force and effect policies of insurance of the same type, character, and coverage as the policies currently carried with respect to the business, and operations of the Stations and the Assets.

5.7.          Licenses.  Sellers shall not cause or permit by any act or failure to act any of the Licenses listed on Schedule 3.4 to expire or to be revoked, suspended, or modified or take any action that could reasonably be expected to cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or material adverse modification of any of the Licenses.  Sellers shall prosecute with due diligence any applications to any governmental authority necessary for the operation of the Stations.

5.8.          Obligations.  Sellers shall pay all its obligations insofar as they relate to the Stations as they become due, consistent with past practices.

5.9.          No Inconsistent Action.  No Seller shall take any action that is inconsistent with its obligations under this Agreement in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement.  Neither Sellers nor any of its respective representatives or agents shall, directly or indirectly, solicit, initiate, or participate in any way in discussions or negotiations with, or provide any confidential information to, any Person (other than Buyer or any Affiliate or associate of Buyer and their respective representatives and agents) concerning any possible disposition of the Stations, the sale of any material assets of the Stations, or any similar transaction.

5.10.        Maintenance of Assets.  Sellers shall maintain all of the Assets in good condition (ordinary wear, tear and casualty excepted) consistent with their overall condition on the date of this Agreement, and use, operate, and maintain all of the Assets in a reasonable manner.  Sellers shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices.  If any insured or indemnified loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Sellers shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Sellers shall use the proceeds of any claim under any property damage insurance policy or other recovery solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

5.11.        Consents.

(a)           Subject to Section 6.5 hereof, Sellers shall use their commercially reasonable efforts to obtain all Consents described in Section 3.3 without any adverse change in the terms or conditions of any Assumed Contract or License.  Sellers shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

(b)           Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or any claim, right, or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of the Buyer thereunder.  If such consent (a “Deferred Consent”) is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Buyer would not receive all such rights, then (i) Sellers and Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consents as soon as practicable; provided that neither Sellers nor Buyer shall have any obligation (y) to expend funds to obtain any Deferred Consent, other than ministerial processing fees, and out-of-pocket expenses to its attorney or other agents incurred in connection with obtaining any Deferred Consent, or (z) to agree to any adverse change in any License or Assumed Contract in order to obtain a Deferred Consent, and (ii) after the Closing, until such Deferred Consent is obtained, Sellers and Buyer will cooperate in all reasonable respects to enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties the economic and operational equivalent of obtaining such Deferred Consent  and assigning or transferring such Contract (with the Buyer responsible for the economic equivalent of all liabilities and obligations thereunder), including enforcement for the benefit of the Buyer of all claims or rights arising thereunder, and the performance by the Buyer of the obligations thereunder on a basis consistent with past practices.

5.12.        Books and Records.  Sellers shall maintain their books and records in accordance with past practices.

5.13.        Notification.  Sellers shall promptly notify Buyer in writing of (i) any material developments with respect to the business or operations of the Stations, (ii) any material change in any of the information contained in the representations and warranties contained in Section 3 of this Agreement, (iii) any action, suit or proceeding instituted or threatened in writing to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, (iv) any lawsuit, claim, proceeding or investigation threatened in writing, brought, asserted in writing or commenced relating to the Assets or the business or operations of the Stations, (v) any written notice from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement and (vi) any default under any Assumed Contract of which Sellers have Knowledge or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which any Seller has Knowledge.

5.14.        Financial Information.  Sellers shall furnish to Buyer within thirty (30) calendar days after the end of each month ending between the date of this Agreement and the Closing Date a balance sheet and a statement of income and expense for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request.  All financial information delivered by Sellers to Buyer pursuant to this Section 5.14 shall be prepared from the books and records of Sellers in accordance with generally accepted accounting principles, consistently applied; shall accurately reflect the books, records, and accounts of the Stations; shall be complete and correct in all material respects; and shall present fairly the financial condition of the Stations as at its respective dates and the results of operations for the periods then ended.

5.15.        Compliance with Laws.  Sellers shall comply in all material respects with all Laws.

5.16.        Preservation of Business.  Sellers shall use commercially reasonable efforts consistent with past practices to preserve the business and organization of each Station and to keep available to each Station its present employees, and to preserve the audience of the Stations and each Station’s present relationships with suppliers, advertisers, and others having business relations with it.  Sellers shall refrain from taking any action which would render any representation or warranty contained in Section 3 of this Agreement inaccurate in any material respect as of the Closing Date.

5.17.        Normal Operations.  Subject to the terms and conditions of this Agreement (including, without limitation, Section 5.1), prior to the Closing Date, Sellers shall carry on the business and activities of the Stations, including, without limitation, promotional activities, the sale of advertising time, entering into other Contracts and agreements, purchasing and scheduling programming, performing research, and operating in all material respects in accordance with existing budgets which have heretofore been made available to Buyer and past practice.

SECTION 6:  SPECIAL COVENANTS AND AGREEMENTS

6.1.          FCC Consent.

(a)           The exchange and transfer of the Assets as contemplated by this Agreement is subject to the prior consent and approval of the FCC.

(b)           Sellers and Buyer shall prepare and within ten (10) Business Days after the date of this Agreement shall file with the FCC an appropriate application for FCC Consent.  The parties shall thereafter prosecute the application with all reasonable diligence and otherwise use their respective best efforts to obtain a grant of the application as expeditiously as practicable.  Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance, the existence of which does not constitute a breach by that party of any of its representations, warranties, or covenants hereunder, and (ii) compliance with the condition would have a material adverse effect upon it.  Further, Buyer shall not be required to comply with any condition that would require it to divest WTTK, WTTV, or any other station in the Indianapolis, Indiana market whose FCC License Buyer holds as of the date of this Agreement.

Buyer and Sellers shall oppose any petitions to deny or other objections filed with respect to the application for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent.

(c)           Buyer shall prepare and submit as part of the application to the FCC for FCC Consent a request for an appropriate waiver of the FCC’s rules to permit Buyer to operate WTTK as a satellite of WTTV pursuant to Note 5 to 47 C.F.R. sec. 73.3555, together with necessary and sufficient materials supporting such a request.  In connection with the waiver request, Buyer shall neither propose nor request any changes to the operation of either WTTK or WTTV.

(d)           If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent.  No extension of the effective period of the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Section 9.

6.2.          Hart-Scott-Rodino.

(a)           Within ten (10) Business Days following the execution of this Agreement, Sellers and Buyer shall complete any filing that may be required pursuant to Hart-Scott-Rodino (each an “HSR Filing”).  Sellers and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps and provide any additional information reasonably requested in order to comply with the requirements of Hart-Scott-Rodino; provided, however, that, in the event Sellers or Buyer receive a “second request” for information from either the Federal Trade Commission or the Department of Justice with respect to the HSR Filing, Sellers may refuse to comply with such “second request”.  Buyer shall in no event be obligated to comply with any order made or condition imposed by the Department of Justice or the FTC that Buyer divest any assets or businesses, including any businesses or assets of the Stations, or to hold separate any such assets or businesses pending such divestiture.

(b)           In the event Sellers refuse to comply with such “second request” and Buyer terminates this Agreement as provided in Section 9.3(d) hereof, Sellers shall pay to Buyer within two (2) Business Days after such termination in immediately available funds the amount of Two Million Eight Hundred Thousand Dollars ($2,800,000.00) (the “HSR Termination Fee”).

(c)           In the event Sellers agree to comply with such “second request,” Sellers shall not be obligated to pay to Buyer the HSR Termination Fee, and Buyer shall agree to assume at the Effective Time the severance agreements which Sellers determine to enter into with those employees (or their replacements) as set forth on Schedule 6.2(c) hereof; provided such severance agreements shall entitle such employee to receive not more than the amounts set forth on Schedule 6.2(c); such entitlement to arise with respect to any such employee only if such employee is terminated by Buyer within one year following the Effective Time

6.3.          Risk of Loss.  The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets of Sellers for any cause whatsoever shall be borne by Sellers at all times prior to the Closing.  In the event of loss or damage prior to the Closing Date (an “Event of Loss”), Sellers shall use commercially reasonable efforts to fix, restore, or replace such loss, damage, impairment, confiscation, or condemnation to its former operational condition.  If such repair and replacement cannot be accomplished by the scheduled Closing Date, the Closing Date may be postponed in order for Sellers to undertake such repair or replacement and, in such event, Buyer may elect by written notice to Sellers:  (i) to postpone the Closing until such time as the Assets which are subject to the Event of Loss have been restored to their condition immediately prior to the Event of Loss; or (ii) to consummate the Closing on the scheduled Closing Date and accept all of the Assets as is, in which event, each Seller shall assign to Buyer at the Closing all of its rights under any insurance policies and all insurance proceeds covering the Event of Loss (less amounts due to the assigning party for repairs or replacements of the property prior to Closing).

6.4.          Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer’s obtaining of financing related hereto, and except as and to the extent required by law or the rules of any stock exchange, each party will keep confidential any information obtained from the other party in connection with the transactions specifically contemplated by this Agreement.  If this Agreement is terminated, each party will return to the other party all information obtained by the receiving party from the other party in connection with the transactions contemplated by this Agreement.  Notwithstanding any provision to the contrary in this Section 6.4, the Confidentiality Agreement between Sellers and Buyer dated November 21, 2001 shall survive the execution of this Agreement and remain in effect until terminated in accordance with its terms.  Buyer shall use its commercially reasonable efforts to prevent its employees (and the employees of its Affiliates) from discussing the pending sale or any actions which may be taken after the Closing as a result of the sale; provided such employees shall be permitted to perform their job functions in the ordinary course consistent with past practice.

6.5.          Cooperation.  Buyer and Sellers shall reasonably cooperate with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement; and in connection with any litigation after the Closing Date which relates to the Stations for periods prior to the Effective Time.  Buyer and Sellers shall execute such other documents as may be reasonably necessary and desirable to the implementation and consummation of this Agreement and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement.  Notwithstanding the foregoing, no party hereto shall have any obligation (a) to expend funds to obtain any of the Consents, other than ministerial processing fees, and out-of-pocket expenses to such party’s attorneys or other agents incurred in connection with obtaining such consents, or (b) to agree to any adverse change in any License or Assumed Contract in order to obtain a Consent required with respect thereto.

6.6.          Control of the Stations.  Notwithstanding anything contained herein to the contrary, the Closing shall not be consummated prior to the grant by the FCC of the FCC Consent.  Buyer acknowledges and agrees that at all times commencing on the date hereof and ending on the Closing Date, neither Buyer nor any of its employees, agents or representatives, directly or indirectly, shall, or have any right to, control, direct, or otherwise supervise, or attempt to control, direct or otherwise supervise any of the management or operations of the Stations, it being understood that the operation, management, control and supervision of all programs, equipment, operations and other activities of the Stations shall be the sole responsibility, and at all times prior to the Closing Date remain within the complete control and discretion, of Sellers, subject to the terms of Section 5 of this Agreement.

6.7.          Accounts Receivable.

(a)           As soon as practicable after the Closing, Sellers shall deliver to Buyer a complete and detailed list of all the Accounts Receivable.  During the period beginning on the Closing Date and ending on the one hundred fiftieth (150th) day after the Closing Date (the “Collection Period”), Buyer shall use commercially reasonable efforts, as Sellers’ agent, to collect the Accounts Receivable in the usual and ordinary course of business, using the Stations’ credit, sales, and other appropriate personnel in accordance with customary practices which may include referral to a collection agency.  Notwithstanding the foregoing, Buyer shall not be required to institute legal proceedings on Sellers’ behalf to enforce the collection of any Accounts Receivable.  Buyer shall not adjust any Accounts Receivable or grant credit without Sellers’ written consent, and Buyer shall not pledge, secure, or otherwise encumber such Accounts Receivable or the proceeds therefrom, other than to the extent such pledge, security or encumbrance arises without any further action not specifically required by Buyer under Buyer’s or its Affiliates’ financing instruments or facilities in the ordinary course of business.  On or before the twelfth (12th) Business Day after the end of each calendar month during the Collection Period, Buyer shall remit to Sellers collections received by Buyer with respect to the Accounts Receivable, together with a report of all amounts collected with respect to the Accounts Receivable during, as the case may be, the period from the Closing or the beginning of such month through the end of such month, less any reasonable sales commissions or collection costs paid by Buyer in the ordinary course of its business during the respective periods with respect to those Accounts Receivable, plus any sales commission chargebacks taken by Buyer to the extent such sales commissions were previously deducted in determining the amount to be paid to Sellers hereunder.

(b)           Any payments received by Buyer during the Collection Period from any Person that is an account debtor with respect to any account disclosed in the list of Accounts Receivable delivered by Sellers to Buyer shall be applied first to the invoice designated by the account debtor and, if none, such payment shall be applied to the oldest account which is not disputed.  Buyer shall incur no liability to Sellers for any uncollected account, other than as a result of Buyer’s breach of its obligations under this Section 6.7, in which case such liability shall not exceed the amount of the disputed Accounts Receivable.  Prior to the end of the Collection Period, neither Sellers, nor any agent of Sellers, shall make any direct solicitation of the account debtors for payment.  After the end of the Collection Period, Buyer shall deliver to Sellers all information for the accounts that remain uncollected, and Sellers shall have the right, at their expense, to assist and participate with Buyer in the collection of the unpaid Accounts Receivable.

(c)           At the end of the Collection Period, Buyer shall return to Sellers all files concerning the collection or attempts to collect the Accounts Receivable, and Buyer’s responsibility for the collection of the Accounts Receivable shall cease.

6.8.          Tax-Free Exchange and Allocation of Purchase Price.

(a)           Sellers acknowledge that Buyer may desire to make a qualified tax-deferred exchange of certain other property of like kind for the Assets, pursuant to and in accordance with Section 1031 of the Code.  Sellers shall cooperate, in good faith, as reasonably requested by Buyer, in enabling Buyer to effectuate such an exchange.  Buyer expressly reserves the right to assign its rights, but not its obligations, under this Agreement to a “qualified intermediary” as defined in Treasury Regulation Section 1.1031(k)-1(g)(4). Sellers’ obligation to cooperate with Buyer in order to enable Buyer to effectuate a qualified, tax-deferred exchange is subject to the following conditions:

(i)            All of Sellers’ rights and all of Buyer’s obligations to Sellers in respect of all other provisions of this Agreement shall not be adversely affected by any such exchange, whether or not consummated; and

(ii)           Sellers shall not in any way be liable to Buyer or any other party whatsoever for any failure of Buyer’s proposed transaction to qualify for the desired tax-deferred treatment.

(iii)          Sellers’ shall not bear any cost, expense or liability as a result of any such tax-deferred exchange and Buyer shall indemnify Sellers from and against any such costs, expenses or liabilities.

(b)           If at any time Buyer determines not to effectuate the purchase of the Assets as part of a tax-deferred exchange, it shall promptly notify Sellers of this fact. Within sixty (60) days following such notification, Sellers and Buyer shall negotiate and draft a schedule (the “Allocation Schedule”) allocating the consideration paid to Sellers (including the Purchase Price and any adjustments thereto and any other amounts that are properly taken into account for Tax purposes as part of the consideration for the purchase of the Assets) among the Assets.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  Buyer and Sellers shall prepare mutually satisfactory Form(s) 8594 reflecting the Allocation Schedule and such other information as is required and shall each file such Form(s) with their respective federal income tax returns for the tax year in which the Closing occurs.  If Sellers and Buyer are unable to agree on an Allocation Schedule, Sellers and Buyer agree to retain a nationally recognized appraisal firm experienced in valuing television broadcast properties to appraise the Assets. The appraisal firm shall perform such appraisal promptly.  Sellers and Buyer shall each pay one-half (1/2) of the costs of such appraisal.

6.9.          Access to Books and Records.  To the extent reasonably requested by Buyer, Sellers shall provide Buyer access and the right to copy from and after the Closing Date any books and records relating to the Assets, but not included in the Assets.  To the extent reasonably requested by Sellers, Buyer shall provide Sellers access and the right to copy from and after the Closing Date any books and records relating to the Assets that are included in the Assets.  Buyer and Sellers shall each retain any such books and records for a period of three (3) years (or such longer period as may be required by law or government regulation) following the Closing Date.

6.10.        Employee Matters.

(a)           Upon consummation of the Closing hereunder, except for those Employees who are listed on Schedule 6.10 and designated by Sellers within sixty (60) days after the date hereof who shall be retained by Sellers or affiliates thereof, Buyer shall offer employment to each of the Employees of the Stations (including those on leave of absence, whether short-term, family, maternity, short-term disability, paid, unpaid or other and those hired after the date hereof in the ordinary course of business, to the extent not specifically prohibited by the provisions of this Agreement, if any), other than those Employees listed on Schedule 6.10 and designated by Buyer within sixty (60) days after the date hereof (it being understood that any severance liability incurred by Sellers as a result of Buyer not offering employment to Employees who are so designated shall be reimbursed by Buyer), at a salary and position comparable to similarly situated employees of Buyer and at the place of employment as held by each such employee immediately prior to the Closing Date (such employees who are given such offers of employment are referred to herein as the “Transferred Employees”).

(b)           Except as provided otherwise in this Section 6.10, Sellers shall pay, discharge, and be responsible for (i) all salary and wages arising out of or relating to the employment of the Employees prior to the Closing Date, and (ii) any employee benefits arising under the Benefit Plans or Benefit Arrangements of Sellers and their Affiliates during the period prior to the Closing Date.  From and after the Effective Time, (i) Buyer shall pay, discharge, and be responsible for all salary, wages, and benefits (including vacation pay and sick leave pay) arising out of or relating to the employment of the Transferred Employees by Buyer on and after the Closing Date and (ii) Buyer shall be responsible for all severance liabilities (if any) and all COBRA liabilities (if any) for any of the Transferred Employees of the Stations that are (y) terminated on or after the Closing Date, and (z) terminated as a result of the consummation of the transaction contemplated hereby, and (v) Sellers shall be responsible for all COBRA liabilities for any of the COBRA Employees.

(c)           Buyer shall cause all Transferred Employees as soon as practicable following the Closing Date to be eligible to participate in all “employee welfare benefit plans” and “employee pension benefit plans” (as defined in Section 3(1) and 3(2) of ERISA, respectively) of Buyer

(other than the Tribune Company Employee Stock Ownership Plan) in which similarly situated employees of Buyer are generally eligible to participate; provided, however, that all Transferred Employees and, to the extent elected by any Transferred Employee, their spouses and dependents shall be eligible for health insurance coverage immediately after the Closing Date (and shall not be excluded from coverage on account of any pre-existing condition) to the extent provided under such plans with respect to Transferred Employees.

(d)           For purposes of any length of service requirements, waiting period, vesting periods, or differential benefits based on length of service in any such plan (but not for purposes of benefit accruals, except to the extent Buyer has received a credit under Section 2.3(b)) for which a Transferred Employee may be eligible after the Closing, Buyer shall ensure that, to the extent permitted by law, service by such Transferred Employee with Sellers, any Affiliate of Sellers, or any prior owner of the Stations shall be deemed to have been service with the Buyer; provided that Sellers shall provide access to such information regarding the Transferred Employees as provided under Section 6.9 hereof.  In addition, Buyer shall ensure that each Transferred Employee receives credit under any welfare benefit plan of Buyer for any deductibles or co-payments paid by such Transferred Employee and his or her dependents for the calendar year in which the Closing Date occurs under a plan maintained by Sellers or any Affiliate of Sellers to the extent allowable under any such plan; provided that Sellers shall provide access to such information regarding the Transferred Employees as provided by Section 6.9 hereof.  Buyer shall grant credit to each Transferred Employee for all sick leave in accordance with the policies of Buyer applicable generally to its similarly situated employees after giving effect to service for Sellers, any Affiliate of Sellers, or any prior owner of the Stations, as service for Buyer.  To the extent any claim with respect to accrued vacation leave or sick leave accrued after the Effective Time or accrued prior to the Effective Time to the extent Buyer has received a credit under Section 2.3(b) is lodged against Sellers with respect to any Transferred Employee, Buyer shall indemnify, defend, and hold harmless Sellers from and against any and all Losses, directly or indirectly, as a result of or based upon or arising from the same.

(e)           As soon as practicable following the Closing Date, Buyer shall make available to the Transferred Employees Buyer’s 401(k) Plan. To the extent requested by a Transferred Employee, Sellers shall permit a rollover, pursuant to Code Section 402(c), to Buyer’s 401(k) Plan, in cash, of all of the individual account balances of such Transferred Employee under the Sellers’ 401(k) Plan, including any outstanding plan participant loan receivables allocated to such accounts subject to compliance with the requirements of Buyer’s 401(k) Plan.

(f)            Buyer acknowledges and agrees that Buyer’s obligations pursuant to this Section 6.10 are in addition to, and not in limitation of, Buyer’s obligation to assume the employment contracts included in the Assumed Contracts.  Nothing in this Agreement shall be construed to provide employees of Sellers with any rights under this Agreement, and no Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this

Agreement shall be solely for the benefit of, and shall only be enforceable by, the parties hereto and their respective successors and assigns as permitted hereunder.

6.11.        Public Announcements.  Sellers and Buyer shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Sellers or Buyer (or their respective corporate parent) are a party if it has used all commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.

6.12.        Disclosure Schedules.  Sellers and Buyer acknowledge and agree that Sellers shall not be liable for the failure of the Schedules to be accurate after the date hereof as a result of the operation of the Stations after the date hereof and prior to the Closing in accordance with Section 5 of this Agreement; provided that Sellers shall in good faith attempt to provide Buyer with prompt notice of such inaccuracy; but, in no event, no later than the Closing Date. The inclusion of any fact or item on a Schedule referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other section, be deemed to be disclosed with respect to such other section whether or not an explicit cross-reference appears in the Schedules if such relevance is readily apparent from examination of such Schedules.

6.13.        Bulk Sales Law.  Buyer hereby waives compliance by Sellers, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk transfer laws.

6.14.        Adverse Developments.  Sellers shall promptly notify Buyer of any unusual or materially adverse developments that occur prior to the Closing with respect to the Assets or the operation of the Stations; provided, however, that Sellers’ compliance with the disclosure requirements of this Section 6.14 shall not relieve Sellers of any obligation with respect to any representation, warranty, or covenant of Sellers in this Agreement or relieve Buyer of any obligation or duty hereunder, waive any condition to Buyer’s obligations under this Agreement, or expand or enhance any right of Buyer hereunder.

6.15.        Title Insurance.  Within ten (10) calendar days of the date of this Agreement, Sellers shall deliver to Buyer their current available title insurance policies relating to the Owned Real Property.  Sellers shall cooperate with Buyer in obtaining the commitment of a title insurance company reasonably satisfactory to Buyer agreeing to issue to Buyer, at standard rates, ALTA 1992 Form extended coverage title insurance policies with a zoning endorsement, insuring Buyer’s interest in the Owned Real Property (the “Title Commitment”).  The costs of the Title Commitment and the policy to be issued pursuant to the Title Commitment shall be paid by Buyer.

6.16.        Surveys.  Within sixty (60) calendar days of the date of this Agreement, Sellers shall deliver to Buyer, at Buyer’s expense, surveys of the Owned Real Property performed by surveyors reasonably acceptable to Buyer sufficient to remove any “survey exception” from the title insurance policies to be issued pursuant to the Title Commitments.

6.17.        Environmental Site Assessment.

(a)           Within thirty (30) days of the execution of this Agreement, Buyer may obtain Phase I and Phase II Environmental Assessments (provided that such Phase II Environmental Assessments do not unreasonably disrupt the operations of the Stations) at Buyer’s expense for all of the Real Property Interests (the “Environmental Assessments”).  In the event any Environmental Assessment discloses any conditions that require remediation under Environmental Laws or any potential that such conditions may exist, Buyer may conduct or have conducted at its expense additional testing to confirm or negate the existence of any such conditions.  If any such Environmental Assessment or additional testing reflects the existence of any such conditions at any of the Real Property Interests, Sellers shall cause the conditions to be remedied as quickly as possible; provided, however, that Sellers shall not be obligated to expend in the aggregate for all parcels of the Real Property Interests of the Stations in excess of Two Hundred Thousand Dollars ($200,000.00) to effect such remediation for all Real Property Interests to be conveyed hereunder.  In the event that such remedial action(s) does cost, in the aggregate, in excess of Two Hundred Thousand Dollars ($200,000.00), Sellers may elect not to take such remedial action.  In such event, to the extent Closing has not already occurred, Buyer may require Sellers to proceed to the Closing of the Stations, in which case, Buyer shall be responsible for any expense regarding remediation in excess of Two Hundred Thousand Dollars ($200,000.00) to the extent Buyer chooses to continue such remediation; alternatively, Buyer may terminate this Agreement and receive return of the Escrow Deposit (together with all interest or other proceeds from the investment thereof), and Sellers shall have no liability to Buyer.  The cost of completing the Environmental Assessments shall be paid by Buyer.

(b)           In the event Sellers’ remediation of an Environmental Assessment is not completed prior to Closing and Buyer chooses to proceed with Closing, Sellers shall continue to remediate such Environmental Assessment to the extent set forth in Section 6.17(a).  Any amounts expended by Buyer to remediate any Environmental Assessment after the Closing shall be credited against the Threshold Amount in Section 10.5 to the extent Buyer is entitled to indemnification for any untrue representation or breach of warranty pursuant to Section 10.2(a).

SECTION 7:  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS

7.1.          Conditions to Obligations of Buyer.  All obligations of Buyer at the Closing hereunder are subject at Buyer’s option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  All representations and warranties of Sellers contained in this Agreement shall be true and complete at and as of the Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time), except where the failure to be true and complete (determined without regard to any materiality qualifiers) does not have a Material Adverse Effect.

(b)           Covenants and Conditions.  Each Seller shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, except where the failure to have performed and complied (determined without regard to any materiality qualifiers) does not have a Material Adverse Effect.

(c)           FCC Consent.  (i) The FCC Consent shall have been granted, provided that if a petition to deny or other third-party objection is filed with the FCC prior to the date on which the FCC Consent is issued and becomes a Final Order, and such petition or objection is not withdrawn as of such date and in the reasonable judgment of Buyer’s counsel such objection would reasonably be expected to result in a reversal or rescission of the FCC Consent, then Buyer’s obligation to effect the Closing shall be subject to the further condition that the FCC Consent shall have become a Final Order.

(ii)           Conditions which the FCC Consent, Final Order or any other order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the FCC Licenses to Buyer shall have been satisfied.

(d)           Hart-Scott-Rodino.  All applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated.

(e)           Governmental Authorizations.  Sellers shall be the holder of all FCC Licenses, such FCC Licenses shall be in full force and effect and there shall not have been any material adverse modification, revocation, or non-renewal of any License.  No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any FCC License.

(f)            Deliveries.  Sellers shall have made or stand willing to make all the deliveries to Buyer described in Section 8.2.

7.2.          Conditions to Obligations of Sellers.  All obligations of Sellers at the Closing hereunder are subject, at Sellers’ option, to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time).

(b)           Covenants and Conditions.  Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           FCC Consent.  The FCC Consent shall have been granted, notwithstanding that it may not have yet become a “Final Order”.

(d)           Hart-Scott-Rodino.  All applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated.

(e)           Deliveries.  Buyer shall have made or stand willing to make all the deliveries described in Section 8.3.

SECTION 8:  CLOSING AND CLOSING DELIVERIES

8.1.          Closing.

(a)           Closing Date.

(i)            Except as provided below in this Section 8.1 or as otherwise agreed to by Buyer and Sellers, the Closing hereunder shall be held for the Stations on a date specified by Buyer on at least five (5) Business Days’ written notice that is not earlier than the first Business Day after or later than ten (10) Business Days after the date on which all of the conditions to Closing have been satisfied or waived.

(ii)           If any event occurs that prevents signal transmission by any Stations in the normal and usual manner and Sellers cannot restore the normal and usual transmission before the date on which the Closing would otherwise occur pursuant to this Section 8.1(a), and this Agreement has not been terminated under Section 9, Sellers shall diligently take such action as reasonably necessary to restore such transmission, and the Closing shall be postponed until a date within the effective period of the FCC Consent (as it may be extended pursuant to Section 6.1(c)) to allow Sellers to restore the normal and usual transmission for the Stations.  If the Closing is postponed pursuant to this paragraph, the date of the Closing shall be ten (10) calendar days after notice by Sellers to Buyer that transmission has been restored.  In any case, this Section 8.1(a)(ii) shall in no way limit Buyer’s rights under Sections 7 and 10 of this Agreement.

(iii)          If there is in effect on the date on which the Closing would otherwise occur pursuant to this Section 8.1(a) any judgment, decree, or order that would prevent or make unlawful the Closing on that date, the Closing shall be postponed until a date within the effective period of the FCC Consent (as it may be extended pursuant to Section 6.1(c)), to be agreed upon by Buyer and Sellers, when such judgment, decree, or order no longer prevents or makes unlawful such Closing.  If the Closing is postponed pursuant to this paragraph, the date of the Closing shall be mutually agreed to by Sellers and Buyer.  In any case, this Section 8.1(a)(iii) shall in no way limit Buyer’s rights under Sections 7 and 10 of this Agreement.

(b)           Closing Place.  The Closing shall be held at the offices of Thomas & Libowitz, P.A., 100 Light Street, Suite 1100, Baltimore, Maryland 21202, or any other place that is mutually agreed upon by Buyer and Sellers.

8.2.          Deliveries by Sellers.  Prior to or on the Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)           Conveyancing Documents.  Duly executed deeds in form and quality equivalent to the deeds by which Sellers obtained title, bills of sale, motor vehicle titles, assignments, and other transfer documents that are sufficient to vest good and marketable title to the Assets being transferred at the Closing in the name of Buyer, free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations except for Permitted Encumbrances.

(b)           Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by an officer of each Seller, certifying:  (i) that the representations and warranties of Sellers contained in this Agreement are true and complete as of the Closing Date as though made on and as of that date (except for representations and warranties that speak as of a specific date or time, which need only be true and complete as of such date or time), except to the extent that the failure of such representations and warranties to be true and complete (determined without regard to materiality or knowledge qualifiers) shall not have had a Material Adverse Effect, and (ii) that Sellers have in all respects performed and complied with all of their obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the Closing Date, except to the extent that the failure to perform such covenants (determined without regard to materiality or knowledge qualifiers) shall not have had a Material Adverse Effect.

(c)           Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by each Seller’s Secretary, members, partners, or designees, as the case may be: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by each Seller’s Board of Directors and shareholders (if required) (or by the general partner in the case of a partnership or by the members in the case of a limited liability company), authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, the Articles of Incorporation and Bylaws (or other organizational documents) of each Seller.

(d)           Consents.  A manually executed copy of any instrument evidencing receipt of any Consent which has been received by Sellers which relate to the Stations or the Assets.

(e)           Good Standing Certificates.  To the extent such certificates are granted in the applicable jurisdictions and to the extent applicable to the Stations, certificates as to the formation and/or good standing of each Seller issued by the appropriate governmental authorities in the states of organization and each jurisdiction in which Sellers are qualified to do business, each such certificate (if available) to be dated a date not more than a reasonable number of days to the Closing Date.

(f)            Opinions of Counsel.  Opinions of Sellers’ counsel and communications counsel dated as of the Closing Date, substantially in the form of Exhibits 1 and 2 hereto.

(g)           FIRPTA Certificate.  A certification of the non-foreign status of each Seller in form and substance reasonably satisfactory to Buyer, in accordance with Treas. Reg. § 1.1445-2(b).

(h)           Other Documents.  Such other documents reasonably requested by Buyer or its counsel for complete implementation of this Agreement and consummation of the transaction contemplated hereby.

8.3.          Deliveries by Buyer.  Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

(a)           Closing Payment.  The payment of the Estimated Purchase Price described in Section 2.4(a).

(b)           Officer’s Certificate.  A certificate, dated as of the Closing Date, executed on behalf of an officer of the Buyer, certifying (i) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date (except for representations and warranties that speak as of a specific date or time, which need only be true and complete as of such date or time), and (ii) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with, on, or prior to the Closing Date.

(c)           Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by Buyer’s Secretary:  (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as an attachment thereto, Buyer’s Certificate of Incorporation and Bylaws.

(d)           Assumption Agreements.  Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Sellers’ obligations and liabilities to the extent provided under this Agreement for the Stations and the Assets, including, without limitation, under the Licenses and the Assumed Contracts to the extent set forth herein.

(e)           Good Standing Certificates.  A certificate of good standing of Buyer issued by the Secretary of State of the State of Delaware dated a date not more than a reasonable number of days prior to the Closing Date.

(f)            Opinion of Counsel.  An opinion of Buyer’s internal counsel dated as of the Closing Date, substantially in the form of Exhibit 3 hereto.

(g)           Other Documents.  Such other documents reasonably requested by Sellers or their counsel for complete implementation of this Agreement and consummation of the transactions contemplated hereby.

SECTION 9:  TERMINATION

9.1.          Termination by Mutual Consent.  This Agreement may be terminated at any time prior to Closing by the mutual consent of the parties.

9.2.          Termination by Sellers.  This Agreement may be terminated by Sellers and the sale and transfer of the Stations abandoned, if:

(a)           None of Sellers is then in material default hereunder, upon written notice to Buyer, if on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Sellers set forth in Sections 7.2(a), 7.2(b) and 7.2(e) of this Agreement have not been satisfied or waived in writing by Sellers (whether or not occurring as the result of Buyer’s material breach of any provision of this Agreement) and such conditions have not been satisfied within ten (10) calendar days after written notice to Buyer thereof;

(b)           Buyer shall have defaulted in the performance of its obligations under this Agreement in any material respect and such default is not cured within thirty (30) days after written notice to Buyer thereof, provided that Sellers are not in material default hereunder;

(c)           Closing has not occurred within eight (8) calendar months from the date hereof and failure of Closing to have occurred is due to the failure to receive any FCC Consents and Sellers are not then in material default hereunder;

(d)           Closing has not occurred within eight (8) calendar months from the date hereof and failure of Closing to occur is due to the failure to receive expiration or termination of the Hart-Scott-Rodino waiting period and such failure is not the result of a material default hereunder by Sellers; and

(e)           Closing has not occurred with respect to the Stations within twelve (12) calendar months from the date hereof if Sellers are not then in material default hereunder and such Closing has not occurred for any reason other than as provided in Section 9.2(c) or (d);

provided that nothing herein shall relieve any party from liability for any breach of this Agreement.

9.3.          Termination by Buyer.  This Agreement may be terminated by Buyer and the sale and transfer of the Stations abandoned, if:

(a)           Buyer is not then in material default hereunder, upon written notice to Sellers if on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in Sections 7.1(a), 7.1(b), 7.1(e) and 7.1(f) of this Agreement (and only such Sections) has not been satisfied or waived in writing by Buyer (whether or not occurring as the result of Sellers’ material breach of any provision of this Agreement) and such conditions have not been satisfied within ten (10) calendar days after written notice to Sellers thereof;

(b)           Sellers shall have defaulted in the performance of their obligations under this Agreement in any material respect and such default is not cured within thirty (30) calendar days after written notice to Sellers thereof, provided that Buyer is not in material default hereunder;

(c)           Closing has not occurred within eight (8) calendar months from the date hereof and failure of Closing to have occurred is due to the failure to receive any FCC Consents, and Buyer is not then in material default hereunder;

(d)           Sellers have refused to comply with a “second request” pursuant to Section 6.2 hereof.

(e)           Closing has not occurred within eight (8) calendar months from the date hereof and failure of Closing to occur is due to the failure to receive expiration or termination of the Hart-Scott-Rodino waiting period;

(f)            Closing has not occurred with respect to the Stations within twelve (12) calendar months from the date hereof if Buyer is not then in material default hereunder and such Closing has not occurred for any reason other than as provided in Section 9.3(c) or (d).

provided that nothing herein shall relieve any party from liability for any breach of this Agreement.

9.4.          Rights on Termination.  If this Agreement is terminated by Buyer pursuant to Section 6.17(a), Section 9.3(a), Section 9.3(b), Section 9.3(c), Section 9.3(d) or Section 9.3(f) or by Sellers pursuant to Section 9.2(c) or Section 9.2(e), Buyer shall be entitled to the immediate return of the Escrow Deposit, together with all interest or other proceeds from the investment thereof.  If this Agreement is terminated by Sellers pursuant to Section 9.2(a), 9.2(b) or 9.2(d), or by Buyer pursuant to Section 9.3(e), Sellers, as their sole remedy, shall be entitled to receive the Escrow Deposit, together with fifty percent (50%) of all interest or other proceeds from the investment thereof, as liquidated damages in full and final settlement of all claims of Sellers under this Agreement, and there shall be no other or further remedies of Sellers hereunder.

9.5.          Liquidated Damages Not a Penalty.  With respect to the liquidated damages as described and provided for in Section 9.4 hereof, Sellers and Buyer hereby acknowledge and agree that the damage that may be suffered by Sellers in the event of a default by Buyer hereunder is not readily ascertainable and that such liquidated damages as of the date hereof are a reasonable estimate of such damages and are intended to compensate Sellers for any such damage and are not to be construed as a penalty.

9.6.          Attorneys’ Fees.  In the event of a default by either party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

9.7.          Survival.  Notwithstanding the termination of this Agreement pursuant to this Section 9, the obligations of Buyer and Sellers set forth in Sections 6.4, 6.11, 9, 10, and 11 shall survive such termination, and the parties hereto shall have any and all rights and remedies to enforce such obligations provided at law or in equity or otherwise (including, without limitation, specific performance).

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

10.1.        Survival of Representations.  All representations and warranties, covenants, and agreements of Sellers and Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Closing Date and shall remain in full force and effect to the following extent:  (a) representations and warranties shall survive for a period of twelve (12) calendar months after the Closing Date; (b) except as otherwise provided herein, the covenants and agreements which, by their terms, survive the Closing shall continue in full force and effect until fully discharged; and (c) any representation, warranty, covenant, or agreement that is the subject of a claim which is asserted in a reasonably detailed writing prior to the expiration of the survival period set forth in this Section 10.1 shall survive with respect to such claim or dispute until the final resolution thereof; provided that the covenants and agreements set forth in Section 6.4 Confidentiality, Section 6.5 Cooperation, Section 6.9 Books and Records, Section 11.1 Fees and Expenses, Section 11.2 Notices, and Section 11.3 Benefit and Binding Effect shall survive the Closing for the period provided therein or, if no period is specified, in perpetuity.

10.2.        Indemnification by Sellers.  After the Closing, but subject to Sections 10.1 and 10.5, Sellers hereby agree to jointly and severally indemnify and hold Buyer harmless against and with respect to and shall reimburse Buyer for:

(a)           any and all Loss arising out of or resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Sellers contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement (determined without regard to materiality qualifiers);

(b)           any and all obligations of Sellers not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts; and

(c)           notwithstanding any waiver by Buyer pursuant to Section 6.13 hereof, any Loss arising out of or resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets;

provided, however, that in no event shall a waiver of any closing condition by Buyer in accordance with Section 7.1 limit Buyer’s right to indemnification under this Section 10.2.

10.3.        Indemnification by Buyer.  Notwithstanding Closing, but subject to Section 10.1 and Section 10.5, Buyer hereby agrees to indemnify and hold Sellers harmless against and with respect to and shall reimburse Sellers for:

(a)           any and all Loss arising out of or resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Sellers under this Agreement;

(b)           any and all obligations of Sellers assumed by Buyer pursuant to this Agreement;

(c)           any and all obligations or Loss arising out of or resulting from the operation or ownership of the Stations after the Closing, except any losses, liabilities, or damages for which Sellers have received a proration in their favor; and

(d)           any and all obligations or Losses arising out of or resulting from Buyer’s election to effectuate a qualified tax-deferred exchange of certain other property of like kind for the Assets in accordance with Section 6.8(b) hereof;

provided, however, that in no event shall a waiver of any closing condition by Sellers in accordance with Section 7.2 limit Sellers’ right to indemnification under this Section 10.3.

10.4.        Procedure for Indemnification.  The procedure for indemnification shall be as follows:

(a)           The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim.  If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) Business Days after written notice of such action, suit, or proceeding was given to Claimant.  The failure of any Claimant to give the notice required by this Section 10.4 shall not affect such Claimant’s rights under this Section 10 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnifying Party.

(b)           With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) calendar days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim.  If the Claimant and the Indemnifying Party do not agree within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

(c)           With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of such a request for cooperation by the Indemnifying Party, provided, however, that Indemnifying Party may not assume control of the defense unless it affirms in writing its obligation to indemnify Claimant for any damages or payments incurred by Claimant with respect to such third-party claim.  If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense.  If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim.

(d)           If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e)           Subject to Section 11.3, the indemnification rights provided in Section 10.2 and Section 10.3 shall extend to the members, partners, shareholders, officers, directors, employees, representatives, and affiliated entities of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

10.5.        Certain Limitations.

(a)           Notwithstanding anything in this Agreement to the contrary, neither party shall indemnify or otherwise be liable to the other party with respect to any claim for any breach of a representation or warranty, or for the breach of any covenant contained in this Agreement, unless notice of the claim is given within the relevant survival period specified in Section 10.1.

(b)           Except as set forth in the last sentence of this clause (b), but notwithstanding anything else in this Agreement to the contrary, Sellers shall not be liable to Buyer in respect of any indemnification hereunder except to the extent that (i) the aggregate amount of Buyer’s Loss exceeds Five Hundred Thousand Dollars ($500,000.00) (the “Threshold Amount”), and then only to the extent Buyer’s Loss exceeds Two Hundred Fifty Thousand Dollars ($250,000), and (ii) the aggregate amount of Buyer’s Loss is less than Thirty-Five Million Dollars ($35,000,000)  (the “Indemnity Cap”).  The Threshold Amount and the Indemnity Cap shall not limit Sellers’ indemnification obligations under Sections 10.2(b) or (c) herein.

(c)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall a party be entitled to indemnification for such party’s incidental, consequential, or punitive damages, regardless of the theory of recovery.  Each party hereto agrees to use reasonable efforts to mitigate any losses which form the basis for any claim for indemnification hereunder.

SECTION 11:  MISCELLANEOUS

11.1.        Fees and Expenses.

(a)           Buyer and Sellers shall each pay one-half of (i) any filing fees charged by the FCC in connection with obtaining the FCC Consent, (ii) any filing fees incurred in connection with any Hart-Scott-Rodino Filings, and (iii) any fees charged by the Escrow Agent in connection with the performance of its duties as Escrow Agent.

(b)           Except to the extent otherwise set forth herein, Buyer and Sellers shall pay one-half of any filing fees, transfer taxes, document stamps, or other charges levied by any governmental entity (other than income Taxes, which shall be the responsibility of Sellers) on account of the transfer of the Assets from Sellers to Buyer.

(c)           Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party.

11.2.        Notices.  All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (c) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

To Buyer:

Tribune Company
435 North Michigan Avenue
Chicago, IL 60611
Attn: General Counsel
	Telecopy:	312-222-4206
	Telephone:	312-222-9100

with a copy (which shall not constitute notice) to:	Sidley Austin Brown & Wood
Bank One Plaza, 10 S. Dearborn
Chicago, IL 60603
Attn: Larry A. Barden
	Telecopy:	312-853-7036
	Telephone:	312-853-7785

To Sellers:
c/o Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, MD 21030
Attn: President
	Telecopy:	(410) 568-1533
	Telephone:	(410) 568-1506

with a copy (which shall not constitute notice) to:	Sinclair Communications, Inc.
10706 Beaver Dam Road
Cockeysville, MD 21030
Attn: General Counsel
	Telecopy:	(410) 568-1537
	Telephone:	(410) 568-1524

with a copy (which shall not constitute notice) to:	Steven A. Thomas, Esquire
Thomas & Libowitz, P.A.
100 Light Street, Suite 1100
Baltimore, MD 21202-1053
	Telecopy:	(410) 752-2046
	Telephone:	(410) 752-2468

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

11.3.        Benefit and Binding Effect.

Buyer may not assign this Agreement to any other party without the consent of Sellers, which consent may be withheld by Sellers in their sole and absolute discretion; provided, Buyer shall have the right to assign all or any portion of its rights under this Agreement without Sellers’ consent to (i) any entity under common control with Buyer, (ii) a “qualified intermediary” under Section 1031 of the Code in accordance with Section 6.8 hereunder, or (iii) any lender or any agent for such lender(s) for collateral purposes only; provided, that no such assignment (whether with or without Sellers’ consent) shall relieve Buyer of its obligations hereunder.  Sellers may assign, combine, merge, or consolidate among themselves and any Affiliate of Sellers so long as Sellers or their successors and assigns are bound by the terms and conditions of this Agreement in all respects as if such successors and assigns were original parties hereto, and such assignment, combination, merger, or consolidation does not have an adverse affect on Buyer.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

11.4.        Further Assurances.  The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

11.5.        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

11.6.        Entire Agreement.  This Agreement, the Schedules hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively, represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter of this Agreement.  This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing duly executed by each of the parties hereto.

11.7.        Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.7.

11.8.        Headings.  The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

11.9.        Counterparts.  This Agreement may be signed in two or more counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

11.10.      Specific Performance.  Sellers and Buyer acknowledge that the Stations are of a special, unique, and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by Sellers.  Accordingly, as an alternative to termination of this Agreement under Section 9.3, if Buyer is not then in material default hereunder, Buyer shall be entitled, in the event of Sellers’ breach, to enforce this Agreement (subject to obtaining any required approval of the FCC and the expiration or termination of the waiting period under Hart-Scott-Rodino) by a decree of specific performance or injunctive relief requiring Sellers to fulfill their obligations under this Agreement.  Such right of specific performance or injunctive relief shall be deemed an election of remedies by Buyer, and Buyer shall not be entitled to recover damages or to pursue any other remedies available to Buyer for Sellers’ breach with respect to which Buyer has been awarded specific performance or injunctive relief.  In any action to enforce specifically Sellers’ obligation to close the transactions contemplated by this Agreement, Sellers shall waive the defense that there is an adequate remedy at law or in equity and any requirement that Buyer prove actual damages.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Buyer and Sellers as of the date first written above.

Buyer:	Sellers:

TRIBUNE BROADCASTING	SINCLAIR BROADCAST GROUP, INC.
COMPANY

By:	By:

Name:

Name:

Title:	Title:

SINCLAIR COMMUNICATIONS, INC.

By:

Name:

Title:

SINCLAIR MEDIA II, INC.

By:

Name:

Title:

SCI-INDIANA LICENSEE, LLC

By:

Name:

Title:

EXHIBIT 1

DRAFT

Tribune Broadcasting Company

435 North Michigan Avenue

Chicago, Illinois 60611

Attention:  Thomas Leach

Re:

Asset Purchase Agreement, dated as of April 18, 2002, by and among Sinclair Broadcast Group, Inc., Sinclair Communications, Inc., Sinclair Media II, Inc., SCI-Indiana Licensee, LLC and Tribune Broadcasting Company

Gentlemen:

We have acted as counsel to Sinclair Broadcast Group, Inc., Sinclair Communications, Inc., and Sinclair Media II, Inc., each a Maryland corporation (collectively, referred to herein as “Maryland Corporate Sellers”), and SCI-Indiana Licensee, LLC a Maryland limited liability company (referred to herein as the “Maryland LLC Seller”) (the Maryland Corporate Sellers and Maryland LLC Seller are collectively referred to herein as “Sellers”) in connection with the transactions contemplated by that certain Asset Purchase Agreement, dated as of April 18, 2002, (the “Asset Purchase Agreement”), by and between Sellers and Buyer. This opinion is being delivered to you pursuant to Section 8.2(f) of the Asset Purchase Agreement.  All capitalized terms used herein but not otherwise defined in this opinion shall have the meanings ascribed thereto in the Asset Purchase Agreement.

We have reviewed the Asset Purchase Agreement and such other company records of Sellers, certificates of public officials, certificates of officers of Sellers and other documents and have made such examinations of law and fact as we have deemed necessary or relevant in connection with the opinions set forth below.  In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity of the originals of any document or other instruments submitted to us as a copy, the legal capacity of natural persons, and the genuineness of all signatures on such originals or copies.  We have also assumed, but have not independently verified, all documents executed by a party other than officers and agents of Sellers, were duly and validly executed and delivered by such party and are legal, valid and binding obligations of such party enforceable against the party in accordance with their respective terms.

With respect to questions of fact, we have relied, without independent inquiry or verification by us, solely upon (a) the representations and warranties set forth in the Asset Purchase Agreement, (b) written and oral representations of officers of Sellers, and (c) certificates of public officials, and we do not opine in any respect as to the accuracy of any such facts.  We have conducted no independent investigation whatsoever of any factual matter.  Certain of the opinions given herein are qualified by the phrases “best of our knowledge,” “to our knowledge,” “known to us” or similar phrases.  In each such case, such knowledge refers only to the actual existing knowledge of attorneys in our firm involved in representing Sellers in the preparation of this opinion with only such investigation as is specifically referred to in this opinion, without any further investigation or inquiry.  Such terms do not include any knowledge of other attorneys within our firm or any constructive or imputed notice of any matters or items of information.  When a statement in this opinion is made “to our knowledge,” it means that none of the attorneys in our firm involved in representing the Sellers in the preparation of this opinion has actual existing knowledge that the statement is false; it does not mean that any of such attorneys necessarily has actual existing knowledge of facts that would suggest the statement as true.

This opinion is limited to the laws of the State of Maryland, the General Corporation Law of the State of Delaware and the federal law of the United States of America (collectively, “Applicable Law”), except that Applicable Law includes only laws and regulations that a lawyer exercising customary professional diligence would reasonably recognize as being directly applicable to the transactions contemplated by the Asset Purchase Agreement. We express no opinion as to choice of law or conflicts of law rules or the laws of any states or jurisdictions other than as specified above.

Statements in this opinion as to the legality, validity, binding effect and enforceability of the Asset Purchase Agreement are subject to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or similar laws and related court decisions of general applicability relating to or affecting creditors’ rights generally and to the application of general equitable principles.

In addition, without limitation of any of the foregoing, we express no opinion herein as to (i) any provision of the Asset Purchase Agreement that provides for indemnification to the extent such provision may be limited by applicable law, (ii) any consents of third parties that may be required in connection with the transfer and assignment of any of the Assets or the effects of the failure to have obtained any such consents that may be required, (iii) bulk transfer or sales laws, (iv) matters arising under the Communications Act of 1934, as amended, or the laws, rules, regulations or policies of the Federal Communications Commission, or (v) antitrust laws.

Based upon the foregoing, subject to the assumptions, limitations and exceptions contained herein, we are of the opinion that:

1.	Each Maryland Corporate Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

2.	The Maryland LLC Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Maryland.

3.	The execution, delivery and performance by each Seller of the Asset Purchase Agreement and each of the Ancillary Documents to which it is a

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party and the consummation by Sellers of the transactions contemplated thereby have been duly authorized by all necessary corporate or other required action on the part of each Seller.

4.

The Asset Purchase Agreement and each of the Ancillary Documents have been duly executed and delivered by each Seller that is a party thereto, and the Asset Purchase Agreement constitutes a legal, valid and binding obligation, enforceable against each Seller in accordance with its terms.

We express no opinion as to the effect of the violation of any law or regulation that may be applicable to the Sellers as a result of the involvement of parties other than the Sellers in the transactions contemplated by the Asset Purchase Agreement because of the legal or regulatory status of such other parties or because of any other facts specifically pertaining to any of them.

The information set forth herein is as of the date hereof.  We assume no obligation to advise you of changes that may thereafter be brought to our attention.  Our opinions are based on statutory provisions and judicial decisions in effect at the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof nor assume any responsibility to advise you of future changes in our opinions.

This letter is solely for your information in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement and is not to be reproduced, quoted, in whole or in part, or otherwise referred to in any of your financial statements or public releases, nor is it to be filed with any governmental agency or relied upon by any other person or for any purposes whatsoever without the prior written consent of a member of this firm.

Very truly yours,

THOMAS & LIBOWITZ, P.A.

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EXHIBIT 2

DRAFT

                        , 2002

Gentlemen:

We have acted as special communications counsel for Sinclair Broadcast Group, Inc., a Maryland corporation, Sinclair Media II, Inc., a Maryland corporation, and SCI-Licensee LLC, a Maryland limited liability company (collectively, the “Companies”), and have represented the Companies in connection with the Asset Purchase Agreement, dated as of April 18, 2002  (“Agreement”), among the Companies and Tribune Broadcasting, Inc. (“Buyer”), only as Federal Communications Commission (“FCC”) counsel.  This opinion is being delivered pursuant to Section 8.2 (f) of the Agreement.  In delivering this opinion, we are engaged and acting solely as special communications counsel for the Companies, and we are not engaged or acting as counsel of any type for you or any other person or entity.  When used herein, “or” shall mean “and/or” unless the context otherwise requires.  All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

This opinion is limited strictly to matters arising under the Communications Act of 1934, as amended, and the published rules, regulations, and policies promulgated thereunder by the FCC (collectively, “Communications Laws”), and we express no opinion on any other matter whatsoever.  Furthermore, this opinion is limited to the opinions expressly stated herein.  No implication shall be drawn from anything herein that has the effect of extending any such opinion beyond what is expressly stated in such opinion.

In delivering this opinion, we have assumed without investigation the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents examined by us, whether or not they are originals, the conformity of all copies or facsimile transmissions to the originals of the same, whether or not they are certified to be true copies, the conformity of all unexecuted documents presented to us as final versions thereof to the executed originals of the same, and the accuracy and completeness of all public records, including, but not limited to, those of the FCC.

The opinions expressed in this letter are based upon the current law and facts presently known to us, and are not guarantees or assurances of any future fact, event, occurrence, omission, or condition or that any law, statute, rule, regulation, policy, order, case, or interpretation of the same will not change in the future.  Moreover, this opinion addresses matters only as of the date of this opinion and we specifically disclaim all responsibility whatsoever for advising you of changes in matters addressed herein occurring after such date.

We have undertaken no on-site inspection, independent evaluation of the technical aspects, or visual or aural monitoring whatsoever of the Companies, properties of the Companies, or television stations WTTV, Bloomington, Indiana and WTTK, Kokomo, Indiana (collectively, the “Stations”), nor have we examined the actual day-to-day operations of the Stations, and, accordingly, we express no opinion with respect to such matters.  Except as otherwise specifically stated herein, we have undertaken no independent inquiry whatsoever of any of the matters addressed in this opinion.  Furthermore, although we have no firsthand knowledge of the citizenship, attributable or non-attributable media interests, or character or other qualifications under the Communications Laws of the Companies, principals of the Companies, or any other person or entity having any present or proposed connection with the Companies, we are presently aware of no facts that lead us to believe that any of the opinions expressed below, as qualified and limited by this letter, are untrue in any material respect.

As used in this letter, the phrases “our knowledge,” “known to us,” or “we are presently aware” or similar phrases mean the current actual knowledge, that is, the conscious awareness of facts or other information, of lawyers currently affiliated with this firm who have given substantive legal attention to representation of the Companies in connection with the transactions contemplated under the Agreement, including but not limited to the preparation of this letter.

We express no opinion whatsoever in this letter as to your qualifications under the Communications Laws, or such qualifications of your assigns, if any, to have an ownership interest in or to control, directly or indirectly, any license or other authorization issued by the FCC or any person or entity holding such license or authorization.

In connection with the issuance of this letter, we have examined only the publicly available records of the principal office of the FCC located in Washington, D.C. as of                           2002, together with such provisions of the Communications Laws as we have deemed necessary as a basis for the opinions expressed below.  With respect to questions of fact relevant to the opinions expressed herein, we have assumed and relied, without independent inquiry or verification by us, upon the accuracy and completeness of:  (a) all statements, certifications, representations and warranties set forth in the Agreement and in the applications on FCC Form 314 filed with the FCC on                       , 2002, requesting FCC consent to the assignment of the Stations to Buyer; and (b) the information located in the publicly available electronic databases and the publicly available files in the public reference room of the FCC in Washington, D.C. at the times inspected that relate to the Stations (such FCC information, the “FCC Review Materials”).  We have not examined or investigated the records which may be available in any other office within the FCC.  You should be aware that certain records of the FCC are public as a matter of law (for example, under the federal Freedom of Information Act).  Such records, however, may not have been included in the FCC Review Materials at the time that we examined those materials in connection with this opinion.  Accordingly, we express no opinion regarding the completeness of the FCC Review Materials at the time we reviewed them.  Furthermore, there may be records of matters pending at the FCC that were not available for inspection by the public as a matter of law that we did not examine.

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Based upon the foregoing, and subject in all respects to the qualifications and limitations set forth in this letter, we are of the opinion that:

1.     The Companies have been authorized by the FCC to hold the FCC licenses, permits and authorizations as listed in Exhibit A hereto (the “FCC Licenses”).  All of such FCC Licenses are in full force and effect.  The FCC Licenses include all FCC licenses, permits and authorizations necessary to operate the Stations on the frequencies and in the communities of license listed in Exhibit A.

2.             The FCC has granted its consent to the assignment of the Stations to Buyer (the “FCC Consent”).  The time within which any party in interest other than the FCC may seek administrative or judicial reconsideration or review of such consent has expired and, to our knowledge, no petition for such reconsideration or review was timely filed with the FCC or with a court of competent jurisdiction.  The normal time within which the FCC may review such consent on its own motion has expired and, to our knowledge, the FCC has not undertaken such review.

3.             Except for rulemaking proceedings or similar proceedings of general applicability to entities such as the Companies or to facilities such as the Stations, to our knowledge, there is not now pending any action or proceeding by or before the FCC with respect to the Stations that would reasonably be expected to have a material adverse effect upon the Stations.

This opinion is (i) solely for your information in connection with the transactions contemplated under the Agreement, (ii) not to be relied upon by any other person or entity for any reason (iii) not to be quoted in whole or in part or otherwise referred to in any document except as directly a part of and related to such transactions, and (iv), except as otherwise required by applicable law, not to be filed with or provided to any government agency or any other entity or person whatsoever.

Very truly yours,

SHAW PITTMAN

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EXHIBIT 3

DRAFT

[Date]

Sinclair Broadcast Group, Inc.

Sinclair Communications, Inc.

Sinclair Media II, Inc.

SCI-Indiana Licensee, LLC

10706 Beaver Dam Road

Cockeysville, MD 21030

Re:

Asset Purchase Agreement, dated as of April 18, 2002, by and among Sinclair Broadcast Group, Inc., Sinclair Communications, Inc., Sinclair Media II, Inc., SCI-Indiana Licensee, LLC and Tribune Broadcasting Company (the “Agreement”)

Ladies and Gentlemen:

Reference is made to the Agreement relating to the sale by Sellers of the assets of broadcast television stations WTTV-TV (Indianapolis, IN) and WTTK-TV (Kokomo, IN) to Buyer, as contemplated by the Agreement.  I am counsel to and Assistant Secretary of Buyer and as such I am familiar with the transactions contemplated by the Agreement.  Capitalized terms not defined herein have the meanings specified in the Agreement.

Pursuant to the requirements of Section 8.3(f) of the Agreement, this will advise you that in the opinion of the undersigned:

1.                                       Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.                                       The execution, delivery and performance by Buyer of the Agreement and each of the Ancillary Documents to which it is a party and the consummation by Buyer of the transactions contemplated thereby have been duly authorized by all necessary corporate or other required action on the part of Buyer.

3.                                       The Agreement and each of the Ancillary Documents to which Buyer is a party have been duly executed and delivered by Buyer, and the Agreement constitutes a legal, valid and binding obligation, enforceable against Buyer in accordance with its terms.

For the purpose of rendering the foregoing opinions, I have relied, as to various questions of fact material to such opinions, upon the representations made in the Agreement and upon certificates of officers of Buyer.  I have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of government officials and other instruments material to such opinions.  I have also examined such questions of law and have satisfied myself as to such matters of fact, in each case, as I have deemed relevant and necessary as a basis for this opinion.  I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

The opinions rendered above are limited to the General Corporation Law of the State of Delaware, the federal laws of the United States of America and the laws of the State of Illinois.

This opinion letter is being delivered solely for the benefit of the persons to whom it is addressed, accordingly, it may not be quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without my prior written consent.

Very truly yours,

Mark W. Hianik

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